THIS AGREEMENT ("Agreement") is made on December 11, 1996

AMONG:

(1) PERSTORP AB, a Swedish company, the principal address of which is S-284 80, Perstorp, Sweden ("Perstorp");

(2) PERSTORP GMBH, a German corporation, the principal address of which is Industriestrasse 14, Postfach 1258, D-686 37 Burstradt, Germany ("Perstorp GmbH");

(3) PERSTORP BIOTEC AB, a Swedish company, the principal address of which is S-284 80, Perstorp, Sweden ("JV Holdings"). and

(4) COLLINS & AIKMAN PRODUCTS CO., a Delaware company, the principal address of which is 701 McCullough Drive, Charlotte, North Carolina 28262 (the "Purchaser").

WHEREAS:

(A) JV Holdings is a corporation incorporated in Sweden, all of the issued and outstanding share capital of which is owned by Perstorp.

(B) Perstorp GmbH is a corporation incorporated in Germany, all of the issued and outstanding share capital of which is owned by Perstorp.

(C) Perstorp France is a company organized in France, all of the issued and outstanding share capital of which is owned by Perstorp France, S.A., a wholly owned subsidiary of Perstorp.

(D) Perstorp Components N.V. ("Components Belgium") is a corporation incorporated in Belgium, all of the issued and outstanding share capital of which is owned by Perstorp GmbH.

(E) Perstorp Components AB ("Components Sweden") is a corporation incorporated in Sweden, all of the issued and outstanding share capital of which is owned by Perstorp GmbH.

(F) Perstorp, Perstorp GmbH, Perstorp S.A., a French company ("Perstorp France"), JV Holdings and Purchaser have reached agreement in relation to the sale and purchase of the Purchaser Shares, the sale and purchase of the Acquired Companies Shares , the sale and purchase of the French Branch Assets and the other transactions contemplated hereby, in each case upon the terms and subject to the conditions set forth in this Agreement and the other documents referred to in this Agreement.

ACCORDINGLY, IT IS AGREED as follows:

1. INTERPRETATION

     1.1 In addition to the terms defined elsewhere herein, the following terms will have the following meanings when used in this Agreement with initial capital letters:

"Accountants" has the meaning set forth in Section 3.5(c);

"Accountants' Determination" has the meaning set forth in Section 3.5(c);

"Accounts" means, in relation to any Acquired Company:

(a) the balance sheets of the Acquired Company as at each of August 31, 1994, August 31, 1995 and the Last Accounts Date; and

(b) the statements of profit and loss of the Acquired Company for the years ending on August 31, 1994 and August 31, 1995, and the eight-month period ending on the Last Accounts Date,

together with any notes, reports or statements included in or annexed to them, and the Combined Accounts for the Acquired Companies taken as a whole, in each case as included in Appendix 1 to the Disclosure Letter;

"Accounts Date" means, in relation to any accounting period of any Acquired Company, the last day of that period;

"Accounting Period" has the meaning given to such terms in Paragraph 1.1 of
Schedule 9.1;

"Acquired Companies" means Components Belgium and Components Sweden;

"Acquired Companies Shares" means in relation to each of Components Belgium and Components Sweden the shares of capital stock specified opposite its name in Part A of Schedule 1.1;

"Acquired Shares Purchase Price" means the Estimated Acquired Shares Purchase Price, plus or minus, as the case may be (i) the difference between (a) $18,921,000, which is the sum of the estimated amount of Retained Liabilities on
Schedule 2.1 and (b) the actual amount as shown on the Completion Date Balance Sheet, and (ii) the difference between (a) the actual amount of any change (in U.S. Dollars) in the Net Assets between the Last Accounts Date and Completion at Completion (except to the extent that such change arises from currency gains or losses, determined in accordance with Section 3.5) and (b) $5,655,000 (being the estimate of change in Net Assets between the Last Accounts Date and Completion as shown on Schedule 2.1).

"Acquisition Agreement" means that certain acquisition agreement, dated the date hereof, between Perstorp and Purchaser relating to the sale by Perstorp to Purchaser of other Perstorp Subsidiaries;

"Adjusted Completion Date Balance Sheet" has the meaning set forth in Section 3.5(b);

"Affiliate" of a Person means any Person controlling, controlled by or under common control with the first Person;

"Assets" means all machinery, tools, inventory, Intellectual Property and other assets, rights, properties, claims and interests, wherever located, owned or used by any of the Acquired Companies and the French Branch Assets;

"Business" means the manufacture, distribution and sale of Designated Products by the Acquired Companies and the French Branch as a whole on the date of this Agreement or such other time as may be referred to herein;

"Business Day" means a day (excluding Saturdays and Sundays) on which banks generally are open for business in Stockholm, New York City and Charlotte, North Carolina for the transaction of normal banking business;

"Claim" means any claim for a breach of, or indemnity under, this Agreement;

"Combined Accounts" means the Accounts, if any, of the Acquired Companies, prepared on a combined basis in accordance with GAAP, denominated in U.S. Dollars and otherwise prepared as described in Appendix 1 to the Disclosure Letter, together with the related notes, as included in Appendix 1 to the Disclosure Letter;

"Competing Business" means a business which is engaged in the manufacture, distribution or sale in North America or any member state of the European Union ("EU"), the European Economic Area, Central Europe or Eastern Europe of a Designated Product;

"Completion" means completion of the sale and purchase of the Purchaser Shares, the Acquired Companies Shares and the French Branch Assets, in accordance with Sections 2.1 and 3.1, and with respect to the French Branch Assets, the French Asset Agreement, and the other transactions referred to in Section 3.2 (such completion being evidenced by the payment by the Purchaser of the Purchaser Share Purchase Price, and the repayment of the note by JV Holdings and the intercompany obligations by the Acquired Companies in accordance with Section 2.1(f)).

"Completion Date" means the date on which Completion occurs (as described in the definition of "Completion");

"Completion Date Balance Sheet" has the meaning set forth in Section 3.5(a);

"Computer Software Agreement" means the agreement executed and delivered at Completion in the agreed form attached as Exhibit A;

"Consent" means any consent, waiver, approval, order or authorization of, or registration, declaration or filing with or notice to, any Governmental Authority or other Person;

"Contract" means any contract, lease, rental agreement, tenancy, license, engagement or commitment, written or oral, expressed or implied;

"Costs" means all reasonable costs and expenses (including without limitation interest, penalties, attorney's and other professionals' fees and expenses, accounting fees and expenses and investigation, remediation, reporting, monitoring or enforcement costs and expenses), in each case of any nature whatsoever;

"Current Taxes" means the accrual for current Income Taxes (as defined in Schedule 9.1) for an Acquired Company's fiscal year ended August 31, 1996 and for the pre-Completion portion of the Acquired Company's fiscal year that includes the Completion Date;

"Deferred Taxes" means the net of deferred tax assets and deferred tax liabilities, calculated on a separate basis for each Acquired Company in accordance with Local GAAP;

"Designated Product" means any product set forth on Appendix 22 to the Disclosure Letter;

"Disclosure Letter" means the letter in the agreed form from Perstorp to the Purchaser signed and exchanged before the signing of this Agreement; provided, however, that (i) if the Disclosure Letter references any other document a copy of which has not been provided to Purchaser during the due diligence process, then the matter referencing such document will not operate to modify any Warranty and (ii) each disclosure contained in the Disclosure Letter will operate to qualify (a) the Warranties specifically referred to in the Disclosure Letter by number with respect to such disclosure and (b) except for purposes of
(x) the definitions of the terms "Designated Products", "Pension Schemes", "Properties" and "Stay Bonus Liabilities" in this Section 1 and (y) the Warranty in paragraph 25 of Schedule 6.1, other Warranties to the extent that the applicability of such disclosure to such other Warranties is reasonably apparent on its face;

"EASPP Notes" means the note in the principal amount of SEK 100,000,000 (the "First Note") and the note in the principal amount of SEK 252,497,000 (the "Second Note") and the note referred to in Section 3.5(e) (if any) (the "Third Note"), each in the agreed form attached as Exhibit I;

"Employee" means any individual employed as of Completion by an Acquired Company or the French Branch in the conduct of the Business;

"Environmental Laws" means all EU, international, national, state or provincial or local Laws concerning health, safety or environmental matters which are applicable to any Acquired

Company, any Property, the Business or any other business conducted by the Acquired Companies or any predecessor thereto, each as in force and applicable at or prior to Completion;

"ESM" means the intellectual property rights described in Exhibit B;

"Estimated Acquired Shares Purchase Price" means the sum of $51,952,000, which, as provided in Section 2.1(e), will be paid by delivery of the EASPP Notes in substantially the form of Exhibit C;

"Estimated Net Assets" means $50,858,000.

"Event" has the meaning given to such term in Paragraph 1.1 of Schedule 9.1;

"Exhibits" means the Exhibits to this Agreement in the agreed form;

"Exxon Claims" means the claims by Exxon Corporation or any of its Affiliates referred to in Item 1 of Schedule 7.1(c);

"Final Completion Date Balance Sheet" has the meaning set forth in Section
3.5(c);

"French Asset Agreement" means the agreement in substantially the form of Exhibit D to be executed and delivered at Completion;

"French Branch" means the sales office of the Business operated out of the offices of Perstorp France;

"French Branch Assets" means those assets of Perstorp France listed on Schedule 2.1(g);

"French Branch Purchase Price" means the estimated French net assets ($302,000) plus or minus any difference between this amount and the book value of the French net assets as of Completion;

"French Branch Service Agreement" means the agreement in substantially the form of Exhibit J to be executed and delivered at Completion;

"Former Employees" means any individual formerly employed by an Acquired Company or the French Branch or any predecessor to an Acquired Company or by a company of which the French Branch was a part whose employment was terminated prior to or at Completion;

"GAAP" means generally accepted Swedish accounting principles applied on a consistent basis;

"Governmental Authority" means any EU, international, federal, state or provincial, local or foreign government or any subdivision, authority, department, commission, board, bureau, agency, court or other instrumentality thereof;

"Hazardous Material" means any pollutant, toxic substance, hazardous waste, hazardous material, hazardous substance, petroleum or petroleum product or derivative as defined in any Environmental Law or any substance which is reasonably likely to cause harm (whether now or with the passage of time) to human health, property or to the environment or to any living organism or ecological system supported by the environment and (i) is subject to regulation under any Environmental Law or (ii) may give rise to liability under any Environmental Law or common law tort concepts;

"Holding Company" means any company which (i) holds a majority of the voting rights in another company, (ii) has the right to appoint or remove a majority of such other company s board of directors (or equivalent governing body), or (iii) controls a majority of the voting rights in another company pursuant to an agreement with others;

"Indemnified JV Person" has the meaning set forth in Section 7.1(c);

"Indemnified Perstorp Person" has the meaning set forth in Section 7.1(a);

"Indemnified Purchaser Person" has the meaning set forth in Section 7.1(b);

"Individual Shareholders Agreement" means an agreement substantially in the form of Exhibit E hereto pursuant to which certain individuals will become shareholders of JV Holdings;

"Intellectual Property" means all intellectual property, including without limitation patents, trade marks, service marks, collective marks, certification marks, trade names, design rights, copyright (including rights in computer software and databases) and moral rights, confidential information, trade secrets, rights in know-how and other intellectual property rights, in each case whether registered or unregistered and including applications for the grant of any of the foregoing and all rights or forms of protection having equivalent or similar effect to any of the foregoing which may subsist anywhere in the world, but excluding the name "Perstorp," the Perstorp logo and all intellectual property rights therein (collectively, the "Perstorp Mark");

"Intellectual Property Agreement" means the agreement executed and delivered at Completion in the agreed form attached as Exhibit F;

"Last Accounts Date" means April 30, 1996;

"Laws" means any laws, statutes, rules, regulations, ordinances, orders, codes, treaties having the force of law in the applicable jurisdiction, arbitration or other alternative dispute resolution awards, judgments, decrees, notices, directives or other requirements of any Governmental Authority and any judicial and administrative interpretations thereof;

"Legal Opinion" means the legal opinions to be provided pursuant to Section 3.3 substantially in the form set out in Schedule 3.3;

"Local GAAP" means, in relation to an Acquired Company, the generally accepted accounting principles, applied on a consistent basis, ordinarily used in preparation of that Acquired Company's Accounts;

"Losses" means any and all actions, suits, demands, assessments, judgments, losses, liabilities, damages, Costs and, to the extent recoverable under English Law, lost profits; provided, however, that for purposes of so determining lost profits, (i) lost profits are those which are reasonably foreseeable by reference to the Business as conducted as of Completion and as contemplated to be conducted thereafter by reference to the projected financial information furnished by Perstorp to the Purchaser in connection with the transactions contemplated by this Agreement and attached hereto as Exhibit G to the (the "Projections") but not limited to the years set forth therein and (ii) lost profits will exclude losses of future investment opportunities not reflected in the Projections;

"Material Adverse Effect" means a material adverse change in or to the business, financial condition, results of operations, assets, operations or prospects of the Acquired Companies, taken as a whole, but excluding any such effect to the extent resulting from the seasonal or cyclical nature of the industry in which the Acquired Companies participate which affect the Acquired Companies and their competitors in substantially the same manner;

"Net Asset Value" means total assets minus total liabilities, except that, as shown on Schedule 2.1, the following assets or liabilities will be valued at zero for purposes of the Net Asset Value as of any date: (i) cash, (ii) Tax assets, (iii) pension assets or liabilities, (iv) untaxed reserves and (v) Retained Liabilities;

"Net Assets" means, as of any date, the aggregate amount, expressed in U.S. dollars, of the Net Asset Value for all of the Acquired Companies on a combined basis as determined in accordance with GAAP and shown on the balance sheet included in the Combined Accounts as at the Last Accounts Date (which is attached to the Disclosure Letter as Appendix 1 and shows a Net Asset Value of $45,203,000) or the Completion Date Balance Sheet, as the case may be;

"Perstorp Germany" means Perstorp Components GmbH, a corporation incorporated in Germany, all of the outstanding share capital of which is owned by Perstorp GmbH, a wholly-owned subsidiary of Perstorp;

"Perstorp Shares" means a number of the shares of JV Holdings equal to the number of Purchaser Shares, which will be issued to Perstorp GmbH in accordance with Section 2.1(e);

"Perstorp Shares Purchase Price" means SEK 50,000,000;

"Perstorp Vendor Group" means Perstorp and Perstorp GmbH;

"Perstorp's Accountants" has the meaning set forth in Section 3.5(b);

"Pension Liabilities" means all liabilities and obligations of the Acquired Companies as of Completion pursuant to the Pension Schemes to make payments or contributions in respect of Employees or Former Employees;

"Pension Schemes" means the plans listed in Appendix 11 to the Disclosure
Letter;

"Permits" means any licenses, permits, consents, approvals, registrations, certificates (including without limitation certificates of occupancy) and other evidence of authority, variance or permission required to be obtained under any Law or by any Governmental Authority in respect of the conduct of the Business or any part thereof;

"Pre-Completion Actions" means the actions described on Exhibit H, certain of which have been taken by Perstorp ("Perstorp's Pre- Completion Actions") and certain of which have been taken by Purchaser ("Purchaser's Pre-Completion Actions");

"Properties" means, in the case of each Acquired Company, the real properties, particulars of which are specified in relation to such Acquired Company in Appendix 12 to the Disclosure Letter;

"Purchaser" means, collectively, the Purchaser and any direct or indirect wholly owned (except for directors' qualifying shares) Subsidiaries of the Purchaser designated by the Purchaser pursuant to Section 2.2 to purchase the Purchaser Shares;

"Purchaser's Accountants" has the meaning set forth in Section 3.5(b);

"Purchaser Group" means the Purchaser, any Holding Company of the Purchaser and any Subsidiary of the Purchaser or any such Holding Company (but not including JV Holdings or any of the Acquired Companies);

"Purchaser Shares" means all of the shares of capital stock of JV Holdings owned of record and beneficially by Perstorp prior to Completion, which will be transferred to the Purchaser at Completion pursuant to Section 2.1(a);

"Purchaser Shares Purchase Price" means SEK 50,000,000;

"Registered Rights" means in relation to any Acquired Company any Intellectual Property which is the subject of registration (or application for registration) with any competent authority whether in the jurisdiction of incorporation of that Acquired Company or otherwise having equivalent or similar effect anywhere in the world;

"Release" means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, storing, transportation, escaping, leaching, burying, abandoning or disposing into the environment;

"Relevant Perstorp Executives" means the personnel of Perstorp listed in Part A to Schedule 1.2;

"Retained Liabilities" means any (i) intercompany obligations not constituting normal trade payables incurred in the ordinary course of business which are owing from an Acquired Company to Perstorp or an Affiliate of Perstorp, (ii) liabilities for borrowed money, Deferred Taxes or Current Taxes, (iii) fees or penalties arising prior to Completion or as a result of Completion in connection with any of the Acquired Companies' or Perstorp's bank accounts or overdraft facilities, and (iv) other liability (including without limitation capital lease obligations and obligations under interest rate or currency fluctuation instruments) which, in the case of clause (iv), is required to be reflected as indebtedness on a combined balance sheet for the Acquired Companies prepared in accordance with GAAP as of immediately prior to the Last Accounts Date or Completion, as the case may be;

"Schedules" means the Schedules and Appendices to this Agreement, the Warranties or the Disclosure Letter, as the case may be, and "Schedule" will be construed accordingly;

"Security Interest" means any security interest of any nature whatsoever, including without limitation any mortgage, charge, pledge, lien, assignment by way of security or other encumbrance and includes the legal concept of any security interest (of any nature whatsoever) in any jurisdiction;

"Shareholders Agreement" means an agreement between Perstorp GmbH, the Purchaser and the other parties thereto with respect to JV Holdings and the Acquired Companies;

"Shares" means the Purchaser Shares, the Perstorp Shares and the Acquired Companies Shares;

"Stay Bonus Liabilities" means the aggregate amount of the bonus payments to be made to Employees as described in Appendix 6 to the Disclosure Letter;

"Subsidiary" and "Subsidiaries" means any corporation or other legal entity in relation to which another Person owns more than 50% of the shares of capital stock which have ordinary voting power to elect the board of directors (or equivalent governing body);

"Tax" and "Tax Authority" have the meanings given to them in the Tax Covenant;

"Tax Asset" means a right to repayment in respect of Tax to which any of the Acquired Companies is entitled in respect of an Event occurring or Accounting Period (or portion thereof) prior to Completion;

"Tax Covenant" means the provisions relating to taxes set out in Schedule 9.1;

"Tax Return" has the meaning given to such term in Paragraph 1.1 of Schedule
9.1;



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"Termination Agreement" means the agreement executed and delivered at Completion in the agreed form of Exhibit K;

"Transfer" has the meaning set forth in Section 2.1;

"Vendor Group" means Perstorp and any Subsidiary of Perstorp (but excluding JV Holdings and any Acquired Company); and

"Warranties" means the representations and warranties of the Perstorp Vendor Group contained in this Agreement or any document delivered pursuant to this Agreement, including without limitation the Warranties set out in Schedule 6.1.

1.2 In this Agreement, unless the context otherwise requires:

(a) references to "Persons" will include individuals, bodies corporate (wherever incorporated), unincorporated associations, joint ventures, partnerships and other legal entities, including without limitation Governmental Authorities;

(b) the headings are inserted for convenience only and will not affect the construction of this Agreement;

(c) any reference to a Law or an enactment is a reference to it as from time to time amended, consolidated or re-enacted (with or without modification) and includes all instruments or orders made under such Law or enactment; provided, however, that references to "Environmental Laws" are referenced to such Laws as in force and applicable at or prior to Completion;

(d) any reference to a document in or substantially in the agreed form is to the form of the relevant document agreed between the parties and for the purpose of identification initialed by each of them or on their behalf (in each case with such amendments as may be agreed by or on behalf of Perstorp and the Purchaser);

(e) references to any legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any other legal concept will, in respect of any jurisdiction other than England, be deemed to include the legal concept which in that jurisdiction most nearly corresponds to the English legal term;

(f) references to $ are to United States dollars;

(g) references to Sections, Schedules or Exhibits are to Sections, Schedules or Exhibits of or to this Agreement, the Warranties or the Disclosure Letter, as the case may be;

(h) each term defined in this Agreement has the meaning assigned to it;

(i) "or" is disjunctive but not necessarily exclusive;

(j) words in the singular include the plural and vice versa;

(k) no provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof;

(l) any reference to "share of capital stock," "share capital" or "loan stock" will be deemed to include the term most closely approximating such terms in the applicable jurisdiction;

(m) any reference to any word, term of art or legal concept recognized under English law will be deemed to include the word, term of art or legal concept most closely approximating the legal meaning or effect of the same in the applicable jurisdiction;

(n) the Recitals, the Schedules, Exhibits and documents in the agreed form are part of the operative provisions of this Agreement and references to this Agreement will, unless otherwise expressly stated, include references to such Recitals, Schedules, Exhibits and documents;

(o) each of the Warranties expressed to be given "to Perstorp's knowledge" or "so far as Perstorp is aware" or otherwise qualified by reference to the knowledge or awareness of Perstorp or the Perstorp Vendor Group will be deemed to include a further warranty that Perstorp or the Perstorp Vendor Group have made reasonable enquiries of the Relevant Perstorp Executives; and

(p) as used herein, where the context requires, the term "Perstorp" shall include any member of the Perstorp Vendor Group and the term "Purchaser" shall include any Subsidiary of the Purchaser listed on Schedule 2.1, it being understood that this clause (p) will not be interpreted to limit the obligations of Perstorp or the Purchaser.

2. PURCHASE AND SALE

2.1 In connection with Completion:

(a) Immediately following the execution and delivery of this Agreement, Perstorp will sell, transfer, assign and deliver (collectively, "Transfer") all of the Purchaser Shares to the Purchaser free from all Security Interests, options, equities, claims or other third-party rights (including rights of pre-emption) of any nature whatsoever, together with all rights attaching to them, except as otherwise provided for in the Shareholders Agreement.

(b) The Purchaser will pay to Perstorp, in respect of the Purchaser Shares, the Purchaser Shares Purchase Price.

(c) Perstorp GmbH will (i) Transfer all of the Acquired Companies Shares to JV Holdings free from all Security Interests, options, equities, claims or other third-party rights (including rights of pre-emption) of any nature whatsoever, together with all rights attaching to them, and otherwise in accordance with Schedule 2.1, and (ii) pay to JV Holdings, in respect of the Perstorp Shares, the Perstorp Shares Purchase Price.

(d) JV Holdings will (i), in consideration for the Transfer of the Acquired Companies Shares, pay to Perstorp GmbH the Estimated Acquired Companies Purchase Price by the delivery of the EASPP Notes, and (ii), in consideration of the payment of the Perstorp Shares Purchase Price, issue and deliver the Perstorp Shares to Perstorp GmbH free from all Security Interests, options, equities, claims or other third-party rights (including rights of pre-emption) of any nature whatsoever, together with all rights attaching to them, except as otherwise provided for in the Shareholders Agreement.

(e) Perstorp will deliver the Computer Software Agreement and the other documents required to be delivered by it pursuant to Section 3.3 and the Purchaser will deliver the documents required to be delivered by it pursuant to Section 3.3.

(f) The Purchaser and Perstorp, respectively, will each sell to the respective individuals named on Schedule 2.1(h) a number of shares of JV Holdings equal to 0.1% of the issued shares, in accordance with Schedule 2.1(h) and each such individual will enter into an Individual Shareholders Agreement.

(g) Perstorp France will transfer the French Branch Assets to Components Belgium pursuant to the French Asset Agreement.

(h) JV Holdings will cause Components Belgium to pay to Perstorp France pursuant to the French Asset Agreement the French Branch Purchase Price.

2.2 Perstorp hereby consents to the Purchaser's nomination of one or more wholly owned (except for directors' qualifying shares) Subsidiaries of Purchaser listed on Schedule 2.2 to purchase the Purchaser Shares.

2.3 The Acquired Companies Shares Purchase Price (including any payment required under Section 3.5) will be allocated among the Shares in accordance with
Schedule 2.1 and the actions specified on Schedule 2.1 will be taken as of Completion or as otherwise specified in Schedule 2.1. If any payment is made by Perstorp to the Purchaser in respect of any breach of this Agreement (including without limitation any payment pursuant to any Claim), the payment will be treated for tax purposes as set forth in Paragraph 2.4 of the Tax Covenant.

3. COMPLETION

3.1 A meeting will be held to consummate the transactions contemplated by
Section 2.1 and other actions to be taken at Completion at the offices of Jones, Day, Reavis & Pogue, 599 Lexington Avenue, New York, New York immediately following the execution and delivery of this Agreement.

3.2 Completion shall be deemed to take place following the receipt by Perstorp of the Estimated Acquired Shares Purchase Price in accordance with Section 3.3.

3.3 In connection with Completion:

(a) Perstorp will deliver to the Purchaser the evidence of authority of Perstorp, Perstorp GmbH, Perstorp France and Components Belgium to perform its respective obligations under this Agreement and each of the other documents to be executed by such party in connection with the transactions contemplated hereby, the authority of the signatories thereof, and matters pertaining to the Transfer of the Purchaser Shares and Acquired Companies Shares and French Branch Assets, all as set forth in Schedule 3.3.

(b) The Purchaser will deliver to Perstorp a copy of a resolution of its board of directors (certified by a duly appointed officer as true and correct) authorizing the execution of and performance by the Purchaser of its obligations under this Agreement and each of the other documents to be executed by it in connection with the transactions contemplated hereby and the authority of the signatories thereof.

(c) Perstorp will deliver to the Purchaser letters of resignation signed in the agreed form by each Person described in Schedule 3.3.

(d) The Purchaser will deliver to Perstorp in relation to the Purchaser, and Perstorp will deliver to the Purchaser in relation to the Perstorp Vendor Group, the Legal Opinions from counsel in the jurisdictions specified in
    Schedule 3.3 substantially in the agreed form attached to Schedule 3.3.

(e) Perstorp, the Purchaser or the other parties thereto will execute and deliver the Computer Software Agreement, the Intellectual Property Agreement, the French Asset Agreement, the French Branch Service Agreement and the Termination Agreement.

(f) The parties thereto will complete the transactions contemplated to be completed under the French Asset Agreement.

3.4 At Completion, the payments contemplated by Section 2.1 shall be made by electronic transfer in immediately available funds to such accounts as the payee shall have, not later than five Business Days prior to Completion, notified to the payor. The payments made in accordance with this Section 3.4 will constitute a good discharge for the Purchaser, JV Holdings and Components Belgium of their respective cash payment obligations under Section

2.1 and the Purchaser, JV Holdings and Components Belgium will not be responsible for seeing that the funds are applied in payment to any particular Affiliate of Perstorp.

3.5(a) As used herein, the "Completion Date Balance Sheet" means a balance sheet which fairly presents the Net Assets on a combined basis immediately prior to Completion, prepared in accordance with GAAP, in a manner consistent with the preparation of the Accounts as of the Last Accounts Date, combined on the same bases as used in preparing the Combined Accounts and otherwise in accordance with Schedule 3.5; provided, however, that such Completion Date Balance Sheet will in all events (i) reflect the amount of all Stay Bonus Liabilities and (ii) be prepared using the same currency translation rates used in preparing the Combined Accounts as of the Last Accounts Date.

(b) The Purchaser and Perstorp will cooperate with the objective of agreeing upon a Completion Date Balance Sheet which sets forth their agreed upon determination of Net Assets as of Completion and the amount of the post-Completion adjustment payable by Perstorp or JV Holdings, as the case may be, all in accordance with Schedule 3.5(c). Without limiting the generality or effect of the foregoing, Purchaser will permit Perstorp's auditing and accounting representatives to be present at any physical inventory counting carried on in connection with the preparation of the Completion Date Balance Sheet. If the Purchaser and Perstorp have been unable so to agree within 60 calendar days after Completion, then on or prior to the 70th calendar day after Completion the Purchaser will deliver to Perstorp a draft Completion Date Balance Sheet setting forth the Purchaser's determination of the Net Assets as of Completion and the amount of the post-Completion adjustment payable pursuant to this Section 3.5. Perstorp will then review such draft Completion Date Balance Sheet during the 45 calendar day period immediately following such delivery by the Purchaser. During all such periods, Perstorp, the Purchaser and their respective authorized representatives (including without limitation Ernst & Young, or such other internationally recognized independent public accounting firm (other than Arthur Andersen & Co. ("AA") or Deloitte & Touche ("DT")) as Perstorp shall designate in writing to the Purchaser ("Perstorp's Accountants"), and AA, or such other internationally recognized independent public accounting firm (other than Perstorp's Accountants or DT) as the Purchaser shall designate in writing to Perstorp ("Purchaser's Accountants"), will be entitled to review, during normal business hours, the books, records and work papers of the Purchaser, Perstorp and the Acquired Companies (to the extent such books, records and work papers relate to the Business) to prepare or review the draft Completion Date Balance Sheet and the Purchaser and Perstorp will otherwise cooperate with each other and with each other's authorized representatives in connection with such preparation or review. Without limiting the generality or effect of any other provision hereof, each of Perstorp and the Purchaser will (i) provide the other parties hereto and their authorized representatives access during normal business hours to their respective facilities, personnel and books and records to the extent relating to the Business and determined in good faith by such party to be necessary to permit, in the case of the Purchaser, the Purchaser and its authorized representatives to prepare the draft Completion Date Balance Sheet as herein provided and to permit, in the case of Perstorp, Perstorp and its authorized representatives to review the information upon which the draft Completion Date Balance Sheet is based, and in each case to ask reasonable questions and receive answers thereto with respect to the Completion Date Balance Sheet; provided, however, that Perstorp and the Purchaser will conduct any such review and questioning in a manner that does not unreasonably interfere with the other party's conduct of its businesses after Completion, (ii) take such actions as may be reasonably requested by the other party to close, or to assist in closing, as of Completion, the books and accounting records relating to the Business, and (iii) otherwise reasonably cooperate with each other and the representatives of the other party hereto in the preparation or review of the draft Completion Date Balance Sheet. Following the completion of Perstorp's review of the draft Completion Date Balance Sheet furnished to it by the Purchaser, Perstorp will notify the Purchaser in writing whether Perstorp accepts the Purchaser's computation of Net Assets as of Completion or disagrees therewith, such notification to be made no later than the last day of Perstorp's 45-day review period described above. If Perstorp disagrees therewith by a notice timely made as aforesaid, it will furnish to the Purchaser as part of such notice a draft adjusted Completion Date Balance Sheet and computation of Net Assets as of Completion which (i) sets forth in reasonable detail the adjustments to the draft Completion Date Balance Sheet furnished to Perstorp by the Purchaser and (ii) specifies in reasonable detail Perstorp's basis for its disagreement with the Purchaser's computation (such draft adjusted Completion Date Balance Sheet the "Adjusted Completion Date Balance Sheet"). If Perstorp fails so to express its disagreement within such 45-day period, then the draft Completion Date Balance Sheet will constitute the Completion Date Balance Sheet for purposes of this Agreement and Perstorp will be deemed to have accepted the Purchaser's computation of Net Assets as of Completion and the post-Completion adjustment derived therefrom in accordance with Section 3.5(d).

(c) If, within 45 calendar days after the date of Perstorp's delivery of the draft Adjusted Completion Date Balance Sheet, the Purchaser determines in good faith that such computation is inaccurate, the Purchaser will give notice to Perstorp within such 45-day period (i) setting forth the Purchaser's determination of Net Assets as of Completion and (ii) specifying in reasonable detail the Purchaser's basis for its disagreement with Perstorp's computation. If the Purchaser fails so to express its disagreement within such 45-day period, then the Adjusted Completion Date Balance Sheet will constitute the Completion Date Balance Sheet for purposes of this Agreement and the Purchaser will be deemed to have accepted Perstorp's computation of Net Assets as of Completion. Any amount that is not in dispute will be promptly paid by the party obligated to make such payment hereunder to the party entitled to receive such payment hereunder. If the Purchaser and Perstorp are unable to resolve any disagreement between them within 10 calendar days after the giving of notice of such disagreement, the items in dispute will be referred for determination to the principal dispute resolution unit of DT (the "Accountants") as promptly as practicable. The Accountants will make a determination (the "Accountants' Determination") as to each of the items in dispute, which determination will be (i) in writing, (ii) furnished to each of the parties hereto as promptly as practicable after the items in dispute have been referred to the Accountants, (iii) made in accordance with GAAP and this Agreement, and (iv) conclusive and binding upon each of the parties hereto. Each of the parties hereto will use reasonable efforts to cause the Accountants to render their decision as soon as practicable, including without limitation by promptly complying with all reasonable requests by the Accountants for information, books, records and similar items. Neither party will disclose to the Accountants, and the Accountants will not consider for any purpose, any settlement offer made by either party. After the resolution of all outstanding disputes, the parties will cause to be prepared a calculation of Net Assets as of Completion that reflects the final resolution of all outstanding issues (the "Final Completion Date Balance Sheet"). The Final Completion Date Balance Sheet will supersede all prior versions thereof for purposes of this Agreement. All Costs and expenses of the Accountants will be shared equally by JV Holdings and Perstorp.


(d) To the extent that the Estimated Net Assets is less than the Net Assets determined or accepted, as the case may be, as provided in this Section 3.5, the Acquired Shares Purchase Price will be reduced by the amount of such difference, and Perstorp will, within 10 calendar days after the final determination or acceptance, as the case may be, of the actual Net Assets as of Completion pursuant to this Section 3.5, make payment to JV Holdings by wire transfer in immediately available funds of the amount of such difference, together with interest thereon, from Completion to the date of payment (at a rate equal to LIBOR plus 0.5%, calculated on the basis of the actual number of days elapsed over 365), to such account as has been designated by the Purchaser.

(e) To the extent that the Estimated Net Assets is more than the Net Assets determined or accepted, as the case may be, as provided in this Section 3.5, (i) the Acquired Shares Purchase Price will be increased by the amount of such difference and (ii) JV Holdings will, within 10 calendar days after the final determination or acceptance, as the case may be, of the actual Net Assets as of Completion (x) to the extent such payment is permitted by the terms of JV Holdings' indebtedness for borrowed money, make payment to Perstorp GmbH by wire transfer in immediately available funds of the amount of such difference and (y) to the extent such payment is not so permitted, a note substantially in the form of Exhibit __ (the "Third Note") will be issued by JV Holdings to Perstorp GmbH in the principal amount of such difference not paid as provided herein. The Third Note will be subordinated to the extent necessary to obtain the bank financing contemplated in Schedule 3.6 to the Shareholders Agreement.

(f) Intercompany obligations not constituting normal trade payables incurred in the ordinary course of business which are owing from Perstorp or any Affiliate of Perstorp to an Acquired Company, or owing from an Acquired Company to Perstorp or an Affiliate of Perstorp, will be settled as specified in Schedule 2.1.

(g) As part of the process contemplated by this Section 3.5, the amount of the Retained Liabilities as of Completion will be verified. Any disagreement with respect thereto will be settled in the manner described above. Any net changes in the amount of the Retained Liabilities at Completion compared to the estimate thereof in Schedule 2.1 (aggregating $18,921,000) will be verified in connection with the preparation of the Completion date Balance Sheet and paid by Perstorp or JV Holdings, as the case may be, as provided in Section 3.5 (d) or (e).


4. PURCHASER'S UNDERTAKINGS

4.1 The Purchaser warrants to the Perstorp Vendor Group that the execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby by Purchaser have, where required, been duly and validly authorized and no other corporate proceeding or corporate action on the part of the Purchaser is necessary to authorize this Agreement or to consummate the transactions so contemplated. Prior to this Agreement, the Purchaser took, or caused to be taken, Purchaser's Pre-Completion Actions.

4.2 The Purchaser agrees that, notwithstanding any breach of the Warranties or of this Agreement, following Completion it will have no right of termination or rescission in respect of any claims arising under or in connection with the Warranties or this Agreement except for fraudulent misrepresentation and will not be entitled to treat Perstorp as having repudiated this Agreement except for fraudulent misrepresentation. The sole remedies for any breach of any of the Warranties, any other breach of this Agreement by the Perstorp Vendor Group or any event giving rise to liability under the Tax Covenant will be indemnification as herein provided or an action for damages, specific performance or injunctive relief, and the Purchaser will not be entitled to rescind this Agreement, except for fraudulent misrepresentation.

5. OTHER UNDERTAKINGS

Insofar as any Acquired Company uses the word "Perstorp" (the "Perstorp Mark") in its corporate name or on its notepaper, stationery, vehicles, promotional material or products manufactured or distributed by it, JV Holdings undertakes to Perstorp (on its own behalf and as trustee for all members of the Vendor Group) to procure that each Acquired Company shall (i) cease such use from and at all times after the date being six months after Completion and (ii) notwithstanding any other provisions of this Agreement, not take any action reasonably identified to such Acquired Company by Perstorp which would result in the invalidation of the Perstorp Mark (or any intellectual property rights therein) or materially impair Perstorp's rights in and to the Perstorp Mark; provided, however, that until the sixth-month anniversary of Completion, JV Holdings and any Acquired Company will have a royalty-free, non-exclusive license to use and consume inventory and supplies and otherwise to use the Perstorp Mark in the conduct of the Business substantially as conducted as of Completion. If six months after Completion there continues to be inventory or supplies of the Business which include any Perstorp Mark, the parties will use reasonable endeavors to agree to a reasonable extension of the period in relation to such inventory or supplies. JV Holdings will indemnify, defend and hold harmless Perstorp (for itself and the Perstorp Vendor Group) from and against any and all Losses suffered or incurred by Perstorp and the Perstorp Vendor Group relating to, resulting from or arising out of any third-party claim arising in whole or in part out of the use of any Perstorp Mark by the Acquired Companies (or any of them) after Completion pursuant to this Section 5.1. As promptly as practicable after Completion, JV Holdings will, by action of its shareholders, use reasonable efforts to adopt and cause each Acquired Company to adopt a new corporate name which does not include the name "Perstorp" therein, such adoption to have taken place no later than 60 days after Completion.

6. WARRANTIES

6.1 Perstorp represents and warrants, for itself and on behalf of the Perstorp Vendor Group, (a) to JV Holdings as to each matter set forth in Schedule 6.1 (other than in paragraphs 34 through 39, including without limitation as to each matter set forth in Annex 1 to Schedule 6.1 which sets forth particular representations relating to some or all of the Acquired Companies) and (b) to the Purchaser as to each matter set forth in paragraphs 34 through 39 in
Schedule 6.1. Perstorp acknowledges that JV Holdings and the Purchaser have entered into this Agreement in reliance upon the respective Warranties given to each of them. The Warranties (a) are given as of Completion and (b) are subject to the limitations of Section 7 to the extent set forth in Section 7.

6.2 Each of the Warranties will be construed as a separate warranty and (save as expressly provided to the contrary) will not be limited or restricted by reference to or inference from the terms of any other Warranty or any other term of this Agreement or any document entered into pursuant to this Agreement.

6.3 The rights and remedies of the Purchaser and JV Holdings in respect of the Warranties will not be affected by (i) Completion (except as provided in Section 4.2), (ii) any due diligence or other review conducted by or on behalf of the Purchaser or JV Holdings or any information furnished to or obtained by it (other than as provided in the Schedules or the Disclosure Letter), or (iii) any other event or matter whatsoever, other than a specific and duly authorized written waiver or release executed by the Purchaser or JV Holdings, as the case may be.


7. INDEMNIFICATION; LIMITATIONS ON CLAIMS

7.1 Indemnification Covenant

(a) From and after Completion, the Purchaser will indemnify, defend and hold harmless the Perstorp Vendor Group and their respective officers, directors, employees and representatives and any Affiliate of any of the foregoing (collectively, the "Indemnified Perstorp Persons") from and against any and all Losses suffered or incurred by any such Person, directly or indirectly, relating to, resulting from or arising out of any breach of, or misrepresentation in, the representations, warranties and covenants by the Purchaser contained in this Agreement.

(b) From and after Completion, the Perstorp Vendor Group will, jointly and severally indemnify, defend and hold harmless the Purchaser, other members of the Purchaser Group and their respective officers, directors, employees and representatives (collectively the "Indemnified Purchaser Persons") from and against any and all Losses suffered or incurred by any such Person, directly or indirectly, relating to, resulting from or arising out of (i) any and all liabilities and obligations of JV Holdings relating to pre-Completion activities of JV Holdings which are asserted against any Indemnified Purchaser Person, (ii) on the terms of Section 7.1(c) (subject to Section 7.2) mutatis mutandis to the extent that any third party claim in respect of which an Indemnified JV Person would be entitled to recover pursuant to Section 7.1(c) is asserted successfully against such Indemnified Purchaser Person, (iii) from and against any failure by the Perstorp Vendor Group to perform any of their respective covenants or obligations to the Purchaser or agreements with the Purchaser contained in this Agreement, and
    (iv) any breach by the Perstorp Vendor Group of any of the Warranties set forth in paragraphs 34 through 39.

(c) From and after Completion, the Perstorp Vendor Group will, jointly and severally indemnify, defend and hold harmless JV Holdings, each Acquired Company, and their respective officers, directors, employees and representatives and any Affiliate of the foregoing, but excluding any Indemnified Purchaser Person (collectively, the "Indemnified JV Persons") from and against any and all Losses suffered or incurred by any such Person, directly or indirectly, relating to, resulting from or arising out of (i) the failure of the Perstorp Vendor Group to perform any of their respective covenants, obligations or agreements contained in this Agreement, (ii) any breach by the Perstorp Vendor Group of any of the Warranties, other than the Warranties set out in paragraphs 34 through 39, (iii) any of the Retained Liabilities to the extent such Retained Liabilities were not reflected on the Completion Date Balance Sheet or the subject of any adjustment pursuant to Section 3.5, (iv) any product manufactured or sold by any Acquired Company, the French Branch, or any Affiliate (not being a member of the Purchaser's Group) or predecessor of any of the foregoing, that is not a Designated Product, (v) any liability to third parties arising out of any business that was sold or otherwise disposed of, or dissolved, liquidated or otherwise terminated, by JV Holdings or any Acquired Company, or any Affiliate (not being a member of the Purchaser's Group) or predecessor thereof, prior to Completion, (vi) any property (including without limitation any land, plant, equipment or other facility and any operations or Releases thereon or therefrom) (A) owned, leased or operated by any Acquired Company, the French Branch, or any Affiliate or predecessor of any of the foregoing prior to but not as of Completion, or (B) owned or leased by such Person as of Completion, but no longer used in the Business by any Acquired Company, (vii) any liability arising under any indemnification or other provision under any Contract pursuant to which any business or property described in clauses (v) or (vi) above was acquired, sold, dissolved, liquidated or otherwise disposed of or terminated or arising under any Law in connection with any such acquisition, sale, dissolution, liquidation or other disposition or termination, (viii) any matter described on Schedule 7.1(c), (ix) any claim arising out of the sale of shares of Tanum Komponent AB, including, without limitation, any breach of any covenant not to compete or similar obligation or (x) the employment of Mr. Daenen by Components Belgium, and
    (xi) any Stay Bonus Liabilities not reflected on the Completion Date Balance Sheet. The provisions of Section 7.1(c)(i) through 7.1(c)(xi) are independent and not exclusive and any limitation herein applicable to a Claim under one such provision and not to another such provision will not apply to the latter provision, except as otherwise provided herein. JV Holdings is taking the benefit of the Warranties and the indemnities set forth above for itself and as trustee for and on behalf of the Acquired Companies.

7.2 Operation and Limitations on Indemnification

(a) The provisions of Sections 7.3, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.10(a), 7.11
    and 7.12 will, to the exclusion of the remaining provisions of Section 7 of this Agreement, operate to limit or reduce any Claim for a breach of the Warranties (other than Paragraphs 4, 14 and 17 of the Warranties (the "Perpetual Warranties") and any Claim relating thereto pursuant to Section 7.1(c)(ii)).

(b) The provisions of Sections 7.3, 7.4, 7.6, 7.7(a), 7.9, 7.10(a), 7.11 and
    7.12 will, to the exclusion of the remaining provisions of Section 7 of this Agreement, operate to limit or reduce the liability of the Perstorp Vendor Group in respect of all Claims for breach of the Perpetual Warranties and any Claim relating thereto under Section 7.1(c)(ii).

(c) The provisions of Sections 7.9 and 7.11 will, to the exclusion of the remaining provisions of Section 7 of this Agreement, operate to limit or reduce the liability of the Perstorp Vendor Group in respect of Claims pursuant to Section 7.1(b)(i) and 7.1(c)(iii).

(d) The provisions of Sections 7.8 (to the extent that the Claim under Sections 7.1(b)(iv), (v), (vi) or (vii) arises out of a matter which is within the scope of Paragraphs 19, 20 or 20.1 of the Warranties), 7.9, 7.10(a), 7.11 and 7.13 will, to the exclusion of the remaining provisions of Section 7 of this Agreement, operate to limit or reduce the liability of the Perstorp Vendor Group in respect of Claims pursuant to Sections 7.1(b)(iv), (v), (vi) and (vii).

(e) The provisions of Sections 7.3(b), 7.6, 7.7(b) and (c), 7.8 (to the extent that the Claim under Section 7.1(c)(viii) arises out of a matter which is within the scope of Paragraphs 19, 20 or 20.1 of the Warranties) or any matters listed in item 3 of Schedule 7.1(c) (an "Environmental Claim"), 7.9, 7.10(a), 7.11, 7.14 (except where the Claim is an Environmental Claim) and
    7.15 will, to the exclusion of the remaining provisions of Section 7 of this Agreement, operate to limit or reduce the liability of the Perstorp Vendor Group in respect of Claims pursuant to Section 7.1(c)(viii).

(f) The provisions of the Tax Covenant will not operate to limit or reduce the liability of the Perstorp Vendor Group in respect of any breach of the Warranties relating to

    Taxes, and as to all matters subject to the Tax Covenant, the provisions of the Tax Covenant will be applied without regard to this Section 7.

(g) The Perstorp Vendor Group will not be liable to any Indemnified Purchaser Person for any Losses which consist solely of diminution in the value of the shares of JV Holdings or any Acquired Company or loss of investment opportunity.

7.3 Specific Disclosure; Reserves. The Perstorp Vendor Group will not be liable for any Claim for breach of Warranty in respect of any fact, matter, event or circumstance to the extent:

(a) except in relation to any breach of the Warranties relating to Taxes, such fact, matter, event or circumstance has been disclosed in the Disclosure Letter, the Schedules or the Exhibits so long as a copy of any document referenced in such disclosure has been provided to Purchaser prior to the date hereof and the matter disclosed refers by number to the specific Warranty at issue or the applicability of such disclosure to the specific Warranty at issue is reasonably apparent on its face; or

(b) a specific reserve or specific accrual for such fact, matter, event or circumstance has been made in the Completion Date Balance Sheet to the extent that such specific reserve or specific accrual was not made in the Last Accounts.

Nothing herein will limit any covenant of the parties hereunder, including without limitation the Tax Covenant and any covenant providing for indemnity (other than indemnity for breach of Warranty).

7.4 Survival of Warranties. Except for the Perpetual Warranties, the Perstorp Vendor Group will not be liable for any Claim in respect of a breach of any of the Warranties unless an Indemnified Purchaser Person or Indemnified JV Person has given written notice of such Claim in reasonable detail, including such Person's estimate, to the extent then reasonably practicable, of the amount thereof, on or before April 30, 1998. The Perpetual Warranties will survive Completion for the period of the respective statute of limitations applicable thereto.

7.5 Hurdle and Basket. The Perstorp Vendor Group will not be liable for any Claim for breach of any of the Warranties (other than the Perpetual Warranties),
(a) in respect of any individual Claim or series of related Claims arising from similar facts or circumstances, unless the amount thereof exceeds $10,000, and
(b) unless the aggregate amount of such Claims exceeds $600,000, in which event the Perstorp Vendor Group will be liable only for the amount of such excess. For the avoidance of any doubt, amounts claimed for which the Perstorp Vendor Group has no liability by virtue of clause (a) above will not be capable of being aggregated with other claims for the purposes of clause (b), and the foregoing limitations will not apply to any Claim for indemnification other than a Claim under Section 7.1(b)(ii).

7.6 Cap. The aggregate liability of the Perstorp Vendor Group in respect of all Claims for breaches of Warranties under Sections 7.1(c)(ii) and 7.1(c)(viii) (but not any other provision of Section 7.1(c)) will not in any event exceed $65,218,000, increased or decreased, as the case may be, by the amount of any change in the Net Assets determined in accordance with Section 3.5; provided, however, that the aggregate liability of Perstorp and the Vendors for all Claims in respect of the matters listed on Item 3 of Schedule 7.1(c) will not exceed $3,000,000.

7.7 Other Limitations. The Perstorp Vendor Group will not be liable in respect of any Claim:

(a) to the extent (but only to the extent) that any such Claim arises or is increased as a result of:

        (i)   any change in Law made after Completion; or

        (ii) any change after Completion in any accounting policy of any Acquired Company;


(b) to the extent of the proceeds of any recovery actually received by any Indemnified JV Person under any policy of insurance procured on or after Completion and applicable to JV Holdings or the relevant Acquired Company in respect of the subject matter of such Claim or any part thereof (reduced by the costs of collection, including without limitation all attorneys' and other professionals' fees and expenses, any deductible, self-retention, captive retention, co-pay or similar arrangements and any retrospective or other premium adjustments resulting therefrom (collectively, "Costs of Recovery" save where such costs are borne by Perstorp pursuant to clause
    (ii) in the proviso to this sentence)), Perstorp hereby acknowledging, subject to clause (ii) in the proviso of this sentence, that all decisions as to whether to pursue any such insurance recovery are to be made by any Indemnified JV Person in the sole discretion of the Indemnified JV Person and that all decisions as to the processing of insurance claims are to be handled in accordance with Schedule 9.2 and otherwise in the ordinary course of business of the Indemnified JV Person; provided, however, that (i) following the giving of a notice of a Claim, at the request of Perstorp, JV Holdings will furnish Perstorp information in reasonable detail as to the scope of insurance maintained applicable to the Indemnified JV Person to whom such Claim relates, and (ii) if Perstorp determines in good faith that any such insurance applies to reduce the Loss to which such Claim relates, then JV Holdings will, or will cause the relevant Indemnified JV Person to, take such actions as Perstorp may reasonably request, including without limitation executing appropriate powers of attorney and instruments of subrogation, to allow Perstorp to recover under any such insurance in respect of such Loss or portion thereof, provided, that all Costs of Recovery are reimbursed by Perstorp to JV Holdings or, at JV Holdings' option, paid to the relevant Indemnified JV Person by Perstorp five days before such Costs of recovery becomes due and payable to any third party. Nothing in the immediately preceding proviso will, however, diminish or otherwise affect Perstorp's obligation to indemnify any Indemnified JV Person pursuant to any provision of this Agreement without prejudice to any rights of Perstorp under this Section 7.7(b).

(c) based upon a liability which is contingent until such contingent liability becomes an actual liability or an Indemnified Purchaser Person incurs any Loss as a result thereof; provided, however, that if any Indemnified Purchaser Person gives notice of the contingent liability describing such contingent liability in reasonable detail based on the information then reasonably available to the Purchaser before the expiration of the relevant period ("Survival Period") within which Claims may be notified to Perstorp pursuant to Sections 7.4, 7.13 or 7.15 (as the case may be), the Indemnified Purchaser Person may thereafter make a Claim or initiate proceedings in respect thereof, so long as such Claim is initiated within 18 months of the later of (i) the giving of such notice and (ii) the expiration of the applicable Survival Period, provided further, however, that for all purposes of this Agreement, any Loss relating to, resulting from or arising out of the subject matter of any Claim or proceedings so initiated will constitute a Loss whether arising prior to or after notice thereof is given as aforesaid or the initiation of such Claim or proceedings.

7.8 Remediation

(a) To the extent that a breach of Paragraphs 19, 20 or 20.1 of the Warranties or any Environmental Claim is capable of remedy in whole or in part, no Indemnified JV Person or Indemnified Purchaser Person will be entitled to indemnification under Section 7.1(c)(ii) as to any portion thereof which is so capable of remedy until an Indemnified JV Person or Indemnified Purchaser Person has given written notice of such breach in accordance with Section 7.8(b) and (i) Perstorp has not elected to remedy such breach in accordance with Section 7.8(c)(ii) or (ii) if Perstorp has elected to remedy such breach in accordance with Section 7.8(c)(ii), such breach is not remedied by Perstorp following such election as soon as reasonably possible. To the extent a breach of Paragraphs 19, 20 or 20.1 or any Environmental Claim is not capable of remedy in whole or in part, the Indemnified JV Persons and Indemnified Purchaser Person will be entitled to indemnification in accordance with Section 7.1 without regard to the provisions of this Section 7.8.

(b) Following Completion, JV Holdings will procure that notice of a breach of Paragraphs 19, 20 or 20.1 of the Warranties or any Environmental Claim (which notice must be in reasonable detail to the extent then reasonably practicable) is given to Perstorp as promptly as practicable after any managing director of any Acquired Company, but only as to the Acquired Company as to which he or she is a Managing Director (such Managing Directors, collectively, "Responsible JV Executives") has actual knowledge of facts which a reasonable person (having knowledge of this Agreement) would believe reasonably likely to impose liability on Perstorp pursuant to the indemnification provisions of this Agreement; provided, however that (i) any failure so to notify Perstorp will not relieve the Perstorp Vendor Group of any liability in respect of the matter except to the extent that the Perstorp Vendor Group is actually prejudiced, and

    (ii) that the burden of proving the existence and extent (if any) of such prejudice shall be borne by the Perstorp Vendor Group.


(c) Following receipt by Perstorp of a notice from JV Holdings in accordance with Section 7.8(b):

    (i) the Purchaser and JV Holdings will on Perstorp's reasonable request allow, and will cause the relevant Acquired Company reasonably to allow, Perstorp and its advisors to investigate the fact, matter or circumstance alleged to give rise to the Claim and, subject to the Purchaser, JV Holdings and the relevant Acquired Company being paid all reasonable costs and out-of-pocket expenses, to have such copies as Perstorp may reasonably request of any documents or other information in the possession of the Purchaser, JV Holdings or the relevant Acquired Company (other than documents and information which are confidential, privileged, subject to the attorney's work product doctrine or otherwise protected against disclosure, unless Perstorp and the Purchaser agree in writing to joint defense privilege protection) which relate to the alleged Claim; and

    (ii) Perstorp will be entitled to elect by written notice within 30 calendar days of receipt of the Purchaser's notice in accordance with Section 7.8(b) to remedy the fact, matter or circumstance referred to in JV Holdings' notice, provided that Perstorp shall have given to each Indemnified JV Person or Indemnified Purchaser Person an undertaking reasonably acceptable to the Purchaser in which Perstorp unconditionally confirms its obligations (subject to the limitations on liability hereunder) to indemnify and hold harmless each Indemnified JV Person or Indemnified Purchaser Person from and against any and all Losses suffered or incurred by any such Person, directly or indirectly, relating to, resulting from or arising out of such fact, matter or circumstance and such remediation.

(d) Following receipt by the Purchaser of a notice from Perstorp in accordance with Section 7.8(c)(ii), the Purchaser and JV Holdings will, and each Indemnified JV Person and Indemnified Purchaser Person, will use reasonable efforts to:

    (i) allow, and cause the relevant Acquired Company to allow, Perstorp and its advisors reasonable access to the Assets for the purposes of remedying the fact, matter or circumstance in respect of which a notice has been given to the Purchaser in accordance with Section 7.8(c)(ii);

    (ii) provide Perstorp all material information in the possession or control of the Purchaser Group or JV Holdings which reasonably relates to the relevant fact, matter or circumstance (other than information which is confidential, privileged, subject to the attorney's work-product doctrine or otherwise protected against disclosure, unless Perstorp, JV Holdings and the Purchaser agree in writing to joint defense privilege protection) and material information which subsequently comes into the possession or control of the Purchaser Group which reasonably relates to such fact, matter or circumstances (except as aforesaid); and

(iii) subject to Perstorp paying all reasonable costs and out-of-pocket expenses of any Indemnified JV Person or Indemnified Purchaser Person, as the case may be, take all such actions as Perstorp may reasonably request to assist Perstorp and its advisors in relation to the remediation undertaken by Perstorp pursuant to Section 7.8(c)(ii).

(e) To the extent a matter constituting a breach of Paragraphs 19, 20 or 20.1 of
    Schedule 6.1 also constitutes a breach of another Warranty in Schedule 6.1 or gives rise to a Claim pursuant to Section 7.1(c)(iv), (v), (vi) or (vii), and an Indemnified JV Person or Indemnified Purchaser Person makes a Claim in respect of such matter pursuant to Section 7.1(c)(ii) with respect to such other Warranty or pursuant to Section 7.1(c)(iv), (v), (vi) or (vii),
    Section 7.8 will be applicable to such Claim solely in respect of such matter.

7.9 Subsequent Recoveries. Following Completion, if any amount is paid in discharge of all or part of any Claim and such amount (or part thereof) is subsequently recovered by the Purchaser, JV Holdings or any Acquired Company (whether by payment, discount, credit, set-off or otherwise) from an unrelated third party in respect of the matter in relation to which the Claim was made, the Purchaser will, or will procure that the relevant Acquired Company will, to the full extent permitted by Law, forthwith repay to Perstorp a sum corresponding to such amount recovered from the third party less all obligations, retrospective or other premium adjustments, costs and expenses (including without limitation attorney's and other fees and expenses) of such recovery and less the net tax cost to the Purchaser or the relevant Acquired Company of such recovery.

7.10 Third-Party Claims; Exxon Claims. (a) Following Completion, if the Purchaser receives notice of any third-party claims against any Indemnified JV Person or any Indemnified Purchaser Person as to which such Indemnified JV Person or any Indemnified Purchaser Person intends to submit a request for indemnity hereunder, the Purchaser will procure that notice of that fact is given to Perstorp as soon as reasonably practicable after a Responsible JV Executive has received actual knowledge of facts which a reasonable person (having knowledge of this Agreement) would believe reasonably likely to impose liability on Perstorp pursuant to the indemnification provisions of this Agreement (but any failure to notify in accordance with this Section will not relieve the Perstorp Vendor Group of liability in respect of such Claim to the extent that the Perstorp Vendor Group is not actually prejudiced thereby) and, as regards any such claim, will not compromise or settle any such claim without the consent of Perstorp (such consent not to be unreasonably withheld or delayed). Following Completion, the Purchaser and JV Holdings will take or procure the taking of (subject to Perstorp paying all reasonable costs and out-of-pocket expenses and confirming without qualification its obligations fully to indemnify in respect of such Claim) all such actions as Perstorp may reasonably request to contest, or otherwise in connection with, the claim or liability and will make available to Perstorp all such information (other than information which is confidential, privileged, subject to the attorney's work-product doctrine or otherwise protected against disclosure, unless Perstorp, JV Holdings and the Purchaser agree in writing to joint defense privilege protection or Perstorp otherwise agrees to maintain the confidentiality of such information in a manner reasonably sufficient to protect it against disclosure) and assistance as may reasonably be requested by Perstorp in respect of such claim or liability, all at Perstorp's sole cost and expense. If so required by Perstorp in writing, Perstorp will have the right, if it wishes (and has confirmed without qualification its obligation fully to indemnify each Indemnified JV Person or any Indemnified Purchaser Person hereunder) to control any relevant proceedings and the Purchaser and JV Holdings will retain counsel and/or accountants chosen by Perstorp and reasonably satisfactory to the Purchaser to proceed on behalf of each Indemnified JV Person or Indemnified Purchaser Person (at the expense of Perstorp) in relation to any such Claim in accordance with the instructions of Perstorp and give to such counsel and/or accountants all and every assistance and information as they may require except as aforesaid. Perstorp will not be liable in respect of any Claim to the extent it is settled or compromised in breach of this Section 7.10, provided that Perstorp has confirmed without qualification its obligation fully to indemnify each Indemnified JV Person or any Indemnified Purchaser Person and is actually prejudiced by such settlement or compromise.

(b) The provisions of this Section 7.10(b) shall apply in relation to the Exxon Claims in substitution for those set out in Section 7.10(a).

    (i) Perstorp will have the right (at its sole expense) to full conduct of each Exxon Claim, in the name of the relevant Indemnified Purchaser Person, and will be entitled to compromise or agree to settle such Exxon Claim without the consent of such Indemnified Purchaser Person, provided the compromise or settlement imposes no obligation on, nor results in the waiver of any rights of, any Indemnified Purchaser Person and provided further that nothing herein will diminish or otherwise affect the rights of any Indemnified Purchaser Person to indemnity under Section 7.1(c) in respect of any Loss arising therefrom or any other Exxon Claim;

    (ii) the Purchaser will:

          (A) procure that Perstorp is notified of each new Exxon Claim as soon as reasonably practicable after any Responsible JV Executive obtains actual knowledge thereof;

          (B) procure that Perstorp receives, as soon as reasonably practicable, copies of all written communications and the substance of all material oral communications pertaining to each Exxon Claim (other than information which is confidential, privileged, subject to the attorney's work-product doctrine or otherwise protected against disclosure, unless Perstorp, JV Holdings and the Purchaser agree in writing to joint defense privilege protection or Perstorp otherwise agrees to maintain the confidentiality of such information in a manner reasonably sufficient to protect it against disclosure);

          (C) procure that Perstorp is provided with all such assistance as Perstorp may reasonably request in connection with the Exxon Claims including reasonable access to employees of any of the Acquired Companies having direct knowledge of the underlying facts relating thereto and copies of any documents or other information in their possession (other than information which is confidential, privileged, subject to the attorney's work-product doctrine or otherwise protected against disclosure, unless Perstorp, JV Holdings and the Purchaser agree in writing to joint defense privilege protection (or Perstorp otherwise agrees to maintain the confidentiality of such information in a manner reasonably sufficient to protect it against disclosure);

          (D) procure that no Indemnified Purchaser Person accepts, settles, compromises or otherwise binds Perstorp in respect of any Exxon Claim without the prior written consent of Perstorp to be given or withheld in its sole discretion); and

    (iii) the obligations of the Purchaser under 7.10(b)(ii) above are subject to each Indemnified Purchaser Person being indemnified by Perstorp in respect of all Losses incurred by such Person in connection therewith and such obligation shall not apply to the extent any such Indemnified Purchaser Person is required to act otherwise by any Governmental Authority or court of competent jurisdiction or other tribunal. Breach of the obligations under Section 7.10(b)(ii) will not relieve Perstorp of any liability under this Agreement save to the extent that Perstorp is able to demonstrate that Perstorp is actually prejudiced thereby it being understood that the burden of proving the existence and extent (if any) of such prejudice shall be borne by Perstorp.

7.11 No Double Recovery. The Indemnified JV Persons and Indemnified Purchaser Persons will not be entitled to recover in respect of (i) any Claim more than once in respect of any matter to the extent that to do so would constitute double recovery, or (ii) any Retained Liability to the extent that the Acquired Shares Purchase Price has been reduced thereby.

7.12 Prior Writeoffs. In calculating the liability of Perstorp in respect of any Claim relating to the accounts receivable or inventory of any Acquired Company, applying the accounting policies, principles and practices adopted in relation to preparation of the Last Accounts (and ignoring the effect of any change in Law made after Completion), such Claim will be reduced to the extent that any account receivable or inventory specifically written off in the Completion Date Balance Sheet has been actually recovered (net of any related costs) prior to the payment of such Claim and not previously credited (pursuant to this sentence) against a Claim relating to the accounts receivable or inventory of any Acquired Company. For purposes of the preceding sentence, (a) recoveries of accounts receivable may not be credited against claims relating to inventories or recoveries of inventories credited against claims relating to accounts receivable, and (b) write-ups of accounts receivable or inventories shall not constitute actual recoveries of such assets.

7.13 General Ten Year Limit. The Perstorp Vendor Group will not be liable for any Claim with respect to a matter described in clauses (iii), (iv) or (v) of
Section 7.1(c) or in Schedule 7.1(c) unless an Indemnified JV Person shall have given written notice of such Claim in reasonable detail, including such Person's estimate, to the extent reasonably practicable, of the amount thereof, on or before November 30, 2006.

7.14 Specific Indemnity Basket. With respect to any Claims for indemnity under
Section 7.1(c)(viii), other than Claims in respect of matters listed in Item 3 of Schedule 7.1(c), the Perstorp Vendor Group will be liable for:


    (i)  50% of the first $600,000 of Losses to which such Claims relate; and

    (ii) 100% of all other Losses to which such Claims relate; it being understood that in no event will the aggregate exposure of all Indemnified JV Persons with respect to Losses to which Claims for indemnification under Section 7.1(c)(viii) relate exceed $300,000 and that nothing herein affects the limitations on liability under Section 7.6.

7.15 Specific Indemnity Time Limits. The Perstorp Vendor Group will not be liable for any Claim under Section 7.1(c)(viii) unless an Indemnified Purchaser Person has given written notice of the Claim in reasonable detail, including such Indemnified Purchaser Person's estimate, to the extent reasonably practicable, of the amount thereof, (x) on or before February 28, 2010 in respect of any Claim under Section 7.1(c)(viii) in respect of such matter described in Item 1 of Schedule 7.1(c) and (y) on or before November 30, 2006 in respect of any other Claim under Section 7.1(c)(viii).

7.16 Notification of Certain Claims. Purchaser and JV Holdings, respectively, will each give written notice to Perstorp of any matter of which it becomes aware as to which it intends to make a Claim in respect of the Perpetual Warranties or any matter described in clauses (iv), (v), (vi), (vii) or (viii) of Section 7.1(c) as promptly as practicable after an executive officer of the Purchaser (which for this purpose means solely Collins & Aikman Products Co.) or a Responsible JV Executive which a reasonable person (having knowledge of this Agreement) would believe, reasonably likely to impose liability on the Perstorp Vendor Group pursuant to the indemnification provisions of this Agreement; provided, however, that (i) any failure so to notify the Perstorp Vendor Group will not relieve the Perstorp Vendor Group of any liability in respect of the matter except to the extent that Perstorp is actually prejudiced in obtaining any recovery with respect to such Claim from a third party and (ii) that the burden of proving the existence and extent (if any) of such prejudice shall be borne by Perstorp.

8. PERSTORP'S ACCESS TO INFORMATION

8.1 Following Completion, the Purchaser and JV Holdings will allow, and will cause the relevant Acquired Company to allow, Perstorp and its accountants and other professional advisers to investigate the matter or circumstances alleged to give rise to any Claim and whether and to what extent any amount is payable in respect of such Claim pursuant to the terms of this Agreement and, subject to their being paid all reasonable out-of-pocket costs and expenses, to have such copies as Perstorp may reasonably request of any documents or other information in the possession of the Purchaser, JV Holdings or the relevant Acquired Company (other than documents and information which are confidential, privileged, subject to the attorney's work-product doctrine or otherwise protected against disclosure, unless the parties have agreed in writing to joint defense privilege protection, the terms of which the parties will negotiate in good faith or Perstorp otherwise agrees to maintain the confidentiality of such information in a manner reasonably sufficient to protect it against disclosure).

8.2 Following Completion, as soon as reasonably practicable after making a Claim, the Purchaser or JV Holdings will provide to Perstorp all material information in the possession or control of the Purchaser Group, JV Holdings or any Acquired Company which relates or may relate to the Claim (other than information which is confidential, privileged, subject to the attorney's work-product doctrine or otherwise protected against disclosure, unless the parties have agreed in writing to joint defense privilege protection or Perstorp otherwise agrees to maintain the confidentiality of such information in a manner reasonably sufficient to protect it against disclosure) and as soon as reasonably practicable thereafter will provide (a) any material information which subsequently comes into the possession or control of the Purchaser Group, JV Holdings or any Acquired Company which relates or may relate to the Claim (except as aforesaid) and (b) any material information in the possession or control of the Purchaser Group which subsequently becomes relevant to the Claim (except as aforesaid).

8.3 Following Completion, after making a Claim, the Purchaser or JV Holdings will provide reasonable access to such employees of the Purchaser Group, JV Holdings or any Acquired Company as Perstorp may reasonably request to discuss the Claim until such Claim is withdrawn, settled or determined (Perstorp to pay or promptly reimburse the Purchaser, JV Holdings or any Acquired Company, as the case may be, for the actual out-of-pocket expenses incurred by any such employees in so doing).

9. OTHER COVENANTS

9.1 The provisions of Schedule 9.1 relating to the Tax Covenant will have effect on and from Completion.

9.2 The provisions of Schedule 9.2 relating to Insurances will have effect on and from Completion.

9.3 Effective as of Completion, (a) except as set forth in clauses (b) and (c) below and in the agreements specified in Section 3.3(e), Perstorp will procure that all existing agreements, arrangements and understandings between members of the Perstorp Vendor Group and any of the Acquired Companies will terminate, (b) for a period of twelve months after Completion, each member of the Perstorp Vendor Group and each Acquired Company will continue the supply arrangements described in Appendix 28 to the Disclosure Letter (including the executory Contracts listed thereon) on the same financial terms (without pass through of any manufacturing or raw material cost increases except to the extent such cost increases are traditionally passed through in accordance with standard industry practice (which exception shall not apply to the change in materials required to be made by Perstorp Germany to remedy the problem with front floor mats disclosed in paragraph 24 of the Disclosure Letter)) as are in effect at Completion (i) so long as the product and/or service supplied pursuant to such arrangements satisfy all customer relevant quality standards and other requirements and (ii) provided that all such terms are consistent in all material respects with the Warranty set forth in Paragraph 28 of the Warranties (provided, however, that the financial terms will only be deemed to be changed in a material respect for the purposes hereof if they have been changed in a manner adverse to the relevant Acquired Company since September 1, 1995) and the parties will take all reasonable steps to provide that such supply arrangements are formalized as soon as practicable after Completion on non-financial terms and conditions mutually acceptable to the parties, (c) the existing Nedcar collaboration/arrangement between Components Sweden and Perstorp Germany will continue indefinitely so long as it does not result in any detrimental economic or business impact on any of the Acquired Companies, it being acknowledged that the continuation of such Nedcar collaboration/arrangement shall not constitute any such detrimental economic or business impact unless (i) the quality of the products supplied thereto or the services provided by Perstorp Germany fail in any material respect to meet current or future quality or service standards, (ii) Perstorp Germany fails to perform in any material respects its obligations to supply such products in a timely manner or (iii) Components Sweden incurs costs and expenses (other than minor incidental costs and expenses) in maintaining such arrangement not consistent with prior practices and Perstorp does not reimburse Components Sweden for such costs and expenses within a reasonable period of time after being requested to make such reimbursement, and (d) each member of the Vendor Group will be deemed without further action to have waived all claims, rights and causes of action whatsoever against all directors, officers, employees and agents of any of the Acquired Companies, in respect of any act or failure to act prior to Completion, including without limitation, any misrepresentation, inaccuracy or omission in or from any information or advice supplied by such persons or other action taken or omitted to be taken in connection with this Agreement or the preparation of the Disclosure Letter, provided that nothing in this Section 9.3(d) will exclude, or constitute a waiver of any liability for embezzlement or theft of assets, (ii) collusion by any such person with the Purchaser to defraud Perstorp or any of the Acquired Companies in connection with this Agreement or the transactions contemplated by this Agreement, or (iii) any rights of any Acquired Company against any such person. Notwithstanding any other provision hereof, any such Person will not be an Indemnified JV Person for purposes of Section 7.1(c) in respect of any matter described in clauses (d)(i) and (ii) of the immediately preceding sentence (but nothing in this sentence will limit the rights of any other Indemnified JV Person).

9.4 Perstorp, on behalf of itself and each other member of the Vendor Group, hereby agrees that any restriction in favor of Perstorp or such other member of the Vendor Group prohibiting or restricting any third party from supplying any inventory, supplies, service or other Property or right (including without limitation intellectual property rights) used in the Business post-Completion, including without limitation the restriction applicable to any third party with respect to the manufacture or sale of products (or components thereof) using ESM Technology, is hereby irrevocably waived as to Purchaser and its Affiliates, including without limitation the Acquired Companies.

9.5 In the event that any item that would constitute Intellectual Property Rights, as that term is defined in the Intellectual Property License Agreement, is owned, or the right to use thereof is held, by Perstorp or any other member of the Vendor Group other than Perstorp Germany, Perstorp will, or will cause such other member of the Vendor Group to, take such action as Purchaser may request in order to vest in each C&A Company (as that term is defined in the Intellectual Property License Agreement) such rights, if any, in respect of such Intellectual Property Rights as the C&A Companies would have had had Perstorp or such other member of the Vendor Group been a party to the Intellectual Property Rights Agreement from the date thereof and such item constituted Intellectual Property thereunder provided that each C&A Company will agree to be bound by such conditions in relation to such rights as would have applied in such circumstances.

10. ENTIRE AGREEMENT

10. This Agreement and the documents referred to herein set out the entire agreement and understanding among the parties in respect of the issuance, sale and purchase of the Shares and the French Branch Assets. No party has entered into this Agreement in reliance upon any representation, warranty or undertaking of any other party which is not expressly set out in this Agreement or any other document referred to herein. Notwithstanding the foregoing, nothing in this Agreement will exclude any liability for fraudulent misrepresentation.

11. VARIATION AND ASSIGNMENT

11.1 No variation of this Agreement (or of any of the documents referred to herein) will be valid unless it is in writing and signed by or on behalf of each of the parties hereto. The expression "variation" will include any amendment, variation, supplement, deletion or replacement however effected.

11.2 No party may assign or delegate all or any of its rights or obligations hereunder without the prior written consent of the other party, except that, as contemplated by Section 2.2, the Purchaser may assign or delegate any of its rights or obligations hereunder to any wholly owned (except for directors' qualifying shares) Subsidiary of the Purchaser; provided, however, that no such delegation will relieve the Purchaser of any of its obligations hereunder to Perstorp.

12. ANNOUNCEMENTS

12. The initial press releases announcing this Agreement will be in substantially such forms as each of the parties previously furnished to the other.

13. COSTS

13. Each of the parties hereto will pay its own Costs incurred in connection with the negotiation, preparation and, subject to Sections 7.1 and 7.2, implementation of this Agreement. The Purchaser will pay all stamp duty and stamp duty reserve tax (if any) and other tax on the transfer of the Purchaser Shares and Perstorp will pay all stamp duty and stamp duty reserve tax (if any) and any other tax on the transfer of the Perstorp Shares and the Acquired Companies Shares. This Section 13 will not affect any Warranties regarding Taxes or the Tax Covenant. Perstorp France will pay and be responsible for, or will reimburse Components Belgium for the payment of, any and all Taxes (as defined in Schedule 9.1), transfer duties, excises or charges imposed by any Governmental Authority, and all recording or filing fees, notarial fees and other similar costs, incurred or imposed with respect to the Transfer of the French Branch Assets.

14. INVALIDITY

14. If any provision of this Agreement is held to be invalid or unenforceable, then such provision will (so far as it is invalid or unenforceable) be given no effect and will be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement. The parties will then use all reasonable endeavors to replace the invalid or unenforceable provisions by a valid provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.


15. COUNTERPARTS

15. This Agreement may be entered into in any number of counterparts and by the parties to it on separate counterparts, each of which, when executed and delivered, will be an original, but all the counterparts will together constitute one and the same instrument.

16. REGISTRATION

16. No provision of this Agreement (or of any agreement or arrangement of which this Agreement forms part) which is subject to registration under the provisions of any legislation in any jurisdiction will take effect until particulars of this Agreement (or such other agreement or arrangement) have been registered in accordance with the terms of such legislation.

17. NOTICES

17.1 Any notice or other communication required or permitted to be given under this Agreement will be in writing and signed by or on behalf of the party giving it and may be served by hand delivery, delivery by a recognized multinational courier service such as UPS, DHL or Federal Express, or transmission by facsimile to the address and for the attention of the relevant party set out in
Section 17.2 (or as otherwise notified from time to time hereunder). Any notice so delivered will be deemed to have been received:

(a) in the case of fax, 12 hours after the time of dispatch; and

(b) in the case of hand delivery or delivery by courier service, upon such delivery.

17.2 The addresses of the parties for the purpose of Section 17.1 are as follows:

Perstorp or Perstorp GmbH:

Name:                         Perstorp AB

Address:                      S-284 80
                              Perstorp, Sweden

For the attention of:         Mr. Mats Tuner

Fax:                          0046 43 53 88 13

With copies to:               1.   Mannheimer Swartling
                                   Box 1384
                                   S-251 13 Helsingborg
                                   Sweden

For the attention of:              Ragnar Lindqvist

Fax:                               0046 42 18 42 71

                             2.   Freshfields
                                  65 Fleet Street
                                  London EC4Y 1HS

For the attention of:       Jonathan Rees

Fax:                              011 44 171 832 7001

The Purchaser or, following Completion, JV Holdings:

Name:                         Collins & Aikman Products Co.

Address:                      701 McCullough Drive
                              Charlotte, North Carolina 28262

For the attention of:       Mr. J. Michael Stepp

Fax:                          (704) 548-2330

With copies to:               Collins & Aikman Products Co.

Address:                      210 Madison Avenue, 6th Floor
                              New York, New York 10016

For the attention of:      Elizabeth R. Philipp, Esq.

Fax:                          (212) 578-1269

And to:                       Jones, Day, Reavis & Pogue

Address:                      599 Lexington Avenue
                              New York, New York 10022

For the attention of:      Robert A. Profusek, Esq.

Fax:                          (212) 755-7306

17.3 In proving such notice, it will be sufficient to prove that the envelope containing such notice was properly addressed and delivered to the address shown thereon or that the facsimile transmission was made; provided, however, that, in the case of facsimile transmission, hand delivery or delivery by a recognized multinational courier service such as UPS, DHL or Federal Express is made on the parties hereto (but not the lawyers contemplated to receive copies) within five Business Days thereof.

18. GOVERNING LAW AND JURISDICTION

18.1 This Agreement will be governed by and construed in accordance with the laws of England, without giving effect to the principles of conflict of laws thereof.

18.2 Except as specifically provided in Section 3.5, all disputes arising in connection with the Agreement will be finally and exclusively settled under the Rules of Arbitration of the International Chamber of Commerce, by three Arbitrators appointed in accordance with those Rules. The place of arbitration will be in London, England. The language of the arbitration will be English.

19. FURTHER ASSURANCE

19.1 The Perstorp Vendor Group, the Purchaser and JV Holdings will each do, or procure to be done, all such further acts and things and execute, and procure the execution of, all such documents as may from time to time reasonably be required, whether on or after Completion, for the purpose of giving effect to the provisions of this Agreement and each hereto agrees to use reasonable efforts to take, or cause to be taken, to do, or cause to be done, all things necessary, proper or advisable to consummate the transaction contemplated hereby, including obtaining all necessary waivers, consents and approvals.

19.2 At any time following Completion, either Perstorp or the Purchaser may require the other as promptly as practicable to cause the Perstorp Vendor Group and Perstorp Germany or each buyer listed as such on Schedule 2.2, as applicable, to execute and deliver to the requiring party a legally binding undertaking satisfactory to the requiring party, in its reasonable judgment, to perform all of its obligations under this Agreement as if it were a party hereto as of Completion, provided, however, that any such undertaking will terminate as to any member of the Perstorp Vendor Group, Perstorp Germany, or any such buyer at such time as such company is no longer a Subsidiary of Perstorp or the Purchaser, as the case may be; provided further, however, that no such undertaking or termination thereof will in any way diminish or limit any liability or obligation of Perstorp or the Purchaser hereunder.

20. PARENT COMPANY GUARANTEES

20.1 Perstorp guarantees the performance by JV Holdings prior to Completion and Perstorp GmbH, Perstorp France and Components Belgium of all of their respective obligations under or pursuant to this Agreement and the Shareholders Agreement (including any documents of transfer or otherwise entered into pursuant to the terms of this Agreement and the Shareholders Agreement).

20.2 The Purchaser guarantees the performance by any Subsidiary of Purchaser to whom Purchaser assigns or delegates any of its rights or obligations under or pursuant to this Agreement and the Shareholders Agreement (including any documents of transfer or otherwise entered into pursuant to the terms of this Agreement and the Shareholders Agreement).

20.3 The liability of Perstorp and the Purchaser under their respective guarantees under Sections 20.1 and 20.2 respectively shall not be discharged or impaired by any amendment to or variation of this Agreement, any release of or granting of time or other indulgence to any party hereto or any third party or any other act, event or omission which but for this Section would operate to impair or discharge the liability of Perstorp or the Purchaser under their respective guarantees.

AS WITNESS this Agreement has been signed on behalf of the parties the day and year first before written.

                                     PERSTORP AB

                                     By: /s/ Mats Tuner
                                     Name:
                                     Title:
                                     in the presence of:

                                     Witness Signature:
                                     Full Name:
                                     Address:


                                     Occupation:


                                     PERSTORP GMBH

                                     By: /s/ Mats Tuner
                                     Name:
                                     Title:
                                     in the presence of:

                                     Witness Signature:
                                     Full Name:
                                     Address:


                                     Occupation:




                                     COLLINS & AIKMAN PRODUCTS CO.

                                     By: /s/ J. Michael Stepp
                                     Name:
                                     Title:
                                     in the presence of:

                                     Witness Signature:
                                     Full Name:
                                     Address:

                                     Occupation:


                                     PERSTORP BIOTEC AB

                                     By:
                                     Name:
                                     Title:
                                     in the presence of:

                                     Witness Signature:
                                     Full Name:
                                     Address:


                                     Occupation:

                                  SCHEDULE 6.1

                                 The Warranties

Accounts

1. (a) Attached to the Disclosure Letter as Appendix 1 are the Accounts and a reconciliation of Local GAAP to be used in preparing the Accounts to GAAP used in preparing the Combined Accounts (where applicable), and showing all matters referred to in Appendix 1 to the Disclosure Letter. The Accounts have been prepared in accordance with GAAP, or, where indicated, Local GAAP, consistently applied throughout the periods indicated, except as otherwise noted therein, and present fairly, in all material respects, the financial position of the Acquired Companies and the Business, at the dates indicated and the results of operations of the Acquired Companies and the Business for the periods stated therein. The Accounts as of and for the fiscal years ending August 31, 1994 and August 31, 1995 (other than the supplemental consolidating information described as unaudited therein) have been audited by the independent accountants whose reports are included in Schedule 6.1.1. The Accounts as of and for the eight months ended the Last Accounts Date include statements approving their use and confirming that the accounting principles followed were the same as for the audited Combined Accounts and Accounts. The Combined Accounts include a schedule setting forth exchange rates used for translating all non-U.S. Dollar denominated accounts.

     (b) There are no liabilities, fixed or contingent, relating to, resulting from or arising out of the Business except for (i) liabilities reflected in, or for which reserves are reflected in, the balance sheet included within the Combined Accounts as of the Last Accounts Date (which reserves are adequate under GAAP or, as applied to Accounts of a particular Acquired Company, Local GAAP, if applicable), (ii) liabilities incurred in the ordinary course of business of the Business since the Last Accounts Date, none of which, individually or in the aggregate, is material in amount or to the continued conduct of the Business as presently conducted, and all of which will be discharged prior to Completion or will be reflected in the Completion Date Balance Sheet and (iii) Retained Liabilities listed in Schedule 2.1.

     (c) Set forth in the independent accountants' reports included in Schedule
6.1.1 and Appendix 1 to the Disclosure Letter is a description of the accounting policies, procedures and practices with respect to reserves relating to inventory and receivables which were used in the preparation of the Accounts, and such reserves are adequate under GAAP or, as applied to Accounts of a particular Acquired Company, Local GAAP, if applicable.


     (d) The Combined Accounts have been accurately extracted from the Accounts.

     (e) Set forth in Appendix 1 to the Disclosure Letter is a list as of the Last Accounts Date of (i) all intercompany obligations not constituting normal trade payables incurred in the ordinary course of business which are owing from Perstorp or any Affiliate of Perstorp to an Acquired Company, or owing from an Acquired Company to Perstorp or any Affiliate of

Perstorp and, separately, (ii) all intercompany obligations constituting normal trade payables incurred in the ordinary course of business which are owing from Perstorp or any Affiliate of Perstorp to an Acquired Company, or owing from an Acquired Company to Perstorp or any Affiliate of Perstorp.

Books and Records

2. The books and records of the Acquired Companies are up to date and in all material respects accurately reflect, in accordance with Local GAAP, their assets and liabilities and material transactions entered into by them. There are no additional sets of books, duplicate sets, "second sets" or other documents or records of the Acquired Companies kept by or for the Acquired Companies which purport to show the financial condition of the Business. The stock records and stock ledgers of each of the Acquired Companies are complete and up to date and all books and records of the proceedings of the stockholders, directors and committees of each of the Acquired Companies reflect all material proceedings to date of the respective stockholders, directors and committees thereof.

Position since Last Accounts Date

3. Since the Last Accounts Date, (a) the Business has been conducted only in the ordinary course thereof, consistent with past practice, and (b) there has been no Material Adverse Effect, nor to the best knowledge of Perstorp have any events occurred nor to the best knowledge of Perstorp do there exist any circumstances which might reasonably be expected to result, either before or after Completion, in any such Material Adverse Effect. Between the Last Accounts Date and the date of this Agreement, there has not occurred any material deterioration in any Acquired Company's relations with Employees, Former Employees, unions, suppliers, customers, joint venture partners or licensors of Intellectual Property. Since the Last Accounts Date, no Acquired Company has taken any action:

(a) to declare, pay or make any dividend or other distribution (whether in cash or otherwise);

(b) except as expressly contemplated by this Agreement, to allot, issue, purchase or redeem, or agree to allot, issue, purchase or redeem, any share capital or capital stock, any option, right or warrant relating to share capital or capital stock or any loan capital;

(c) to increase or agree to increase the remuneration, fees or compensation payable to any of its directors, officers, employees or agents (except for increases to non-executive personnel in the ordinary course of business or non- discretionary increases pursuant to Contracts listed on Appendix 6 to the Disclosure Letter) or enter into any employment Contract with respect to the performance of personal services (other than the Acquired Companies' standard terms of employment) which is not terminable at will without any Acquired Company incurring any liability as a result of such Contract or termination;

(d) to create or suffer to exist any Security Interest on any assets other than Permitted Security Interests;

(e) to transfer, license or otherwise dispose of any Assets, or agree to Transfer, license or otherwise dispose of any Assets, except for sales of inventory and dispositions of obsolete equipment, in each case, in the ordinary course of business;

(f) to make (or agree to make) any payment other than routine payments in the ordinary and usual course of trading; or

(g) to enter into any foreign exchange or interest rate contracts or other speculative instruments, other than in the ordinary course of business consistent with past practice.

The Acquired Companies Shares/Purchaser Shares

4.

(a) The Acquired Companies Shares and the Purchaser Shares listed on Appendix 4 to the Disclosure Letter represent all of the issued and outstanding shares of capital stock or share capital of the Acquired Companies and JV Holdings, respectively. The Acquired Companies Shares are duly authorized, validly issued and outstanding, fully paid or credited as fully paid and nonassessable and are owned beneficially and of record by Perstorp GmbH free and clear of any and all Security Interests, shareholder agreements, voting trusts or other rights of any third party in respect thereof. The Purchaser Shares are duly authorized, validly issued and outstanding, fully paid or credited as fully paid and nonassessable and are owned beneficially and of record by Perstorp free and clear of any and all Security Interests, shareholder agreements, voting trusts or other rights of any third party in respect thereof.


(b) There are no outstanding subscriptions, options, warrants, calls, rights, agreements or commitments relating to the issuance, sale, purchase or redemption of any shares of capital stock of any Acquired Company. None of the Acquired Companies Shares or the Purchaser Shares has been issued in violation of, or is subject to, any preemptive rights or other Contract except for this Agreement, and there are no outstanding convertible or exchangeable securities, calls or options relating to any Acquired Companies Shares or the Purchaser Shares or that may require any Acquired Company or JV Holdings to issue to any person or entity any shares of its capital stock. There are no voting trust agreements or other Contracts restricting the voting, dividend rights or disposition of any Acquired Companies Shares or of the Purchaser Shares.

(c) Immediately prior to Completion, Perstorp GmbH will own the Acquired Companies Shares free and clear of all Security Interests, or other rights in or to any Acquired Companies Shares, and will transfer its entire right, title and interest in and to the Acquired Companies Shares to JV Holdings.

(d) Immediately prior to Completion, Perstorp will own the Purchaser Shares free and clear of all Security Interests, or other rights in or to any Purchaser Shares, and will transfer its entire right, title and interest in and to the Purchaser Shares to the Purchaser.

(e) Except as set forth on Appendix 4 to the Disclosure Letter, no Acquired Company, directly or indirectly, owns (beneficially or of record) any stock or other ownership interests in, or controls, any other legal entity.

The Acquired Companies' Assets

5. Prior to the date hereof, Perstorp has made available to the Purchaser copies of the most recent asset registers of the Acquired Companies and the French Branch Assets prepared in the ordinary course of business. Except as listed or described in Appendix 5 to the Disclosure Letter, the Assets include all the tangible and intangible personal property owned or used by the Acquired Companies or by Perstorp France with respect to the French Branch, in the conduct of the Business as presently conducted and the Acquired Companies have (except with respect to the French Branch Assets, as to which Perstorp France has), and immediately after Completion will have, a contractual right or title to the Assets constituting tangible and intangible personal property free and clear of all Security Interests or other rights in and to such Assets, other than (a) Security Interests that are listed or described on Appendix 5 to the Disclosure Letter, (b) mechanics', carriers', workmen's, repairmen's or other like Security Interests arising by operation of Law, incurred in the ordinary course of business and reflected in the Completion Date Balance Sheet, (c) Security Interests for taxes, assessments and other governmental charges (1) which are not due and payable or which may thereafter be paid without penalty or
    (2) which are being contested in good faith and are reflected in the Last Accounts, (d) Security Interests arising under worker's compensation, unemployment insurance and similar laws, and (e) other minor imperfections of title or encumbrances, if any, which (i) do not in any material respect affect the marketability or value of the property subject thereto and (ii) in all events do not impair the use of the property subject thereto in the Business as presently conducted. (The items referred to in clauses (a) through (e) of the immediately preceding sentence are herein referred to as "Permitted Security Interests".) Except as set forth on Appendix 5 to the Disclosure Letter, the Assets constituting tangible personal property used by the Acquired Companies and the French Branch in the conduct of the Business as presently conducted are, in all material respects having regard to their age and usage, in good condition, normal wear and tear excepted, are regularly maintained in good order, are capable of being used for their intended purpose for the duration of their expected life, and are adequate to satisfy all customer quality standards in all material respects and comply with all safety requirements imposed under applicable Law in all material respects.

Contractual Matters

6.1 Except as listed or described in Appendix 6 to the Disclosure Letter, no Acquired Company is a party or bound to any Contract that is of a type described below:

(a) any purchase or supply Contract under which any Acquired Company has an obligation exceeding $50,000 or any sales Contract which will, by virtue of the acquisition of the Shares by the Purchaser, result in such third party being relieved of any obligation or becoming entitled to exercise any right of termination or any right of payment, pre- emption or other option thereunder (whether with or without notice);

(b) any Contract which requires or may require, or confers any right to require, the issue of any share capital or shares of its capital stock now or at any time in the future;

(c) any guarantee, indemnity or suretyship by it in respect of the obligations of any third party (including Perstorp and Affiliates of Perstorp), except for guarantees of obligations of Employees listed on Appendix 6 to the Disclosure Letter;

(d) any employment, severance, consulting or other Contract with an Employee or Former Employee whose annual remuneration exceeds $100,000;

(e) any Contract with any Employee or Former Employee providing for any bonus, stock option, stock ownership, stock purchase, stock appreciation right or similar benefit;

(f) any Contract for the installment or other deferred purchase or sale of any real or personal property which requires aggregate future payments in excess of $50,000;

(g) any collective bargaining Contract with any labor union;

(h) any Contract for capital expenditures or the acquisition or construction of fixed assets which requires aggregate future payments thereunder in excess of $50,000;

(i) any Contract relating to cleanup, abatement, investigation, monitoring or other actions in connection with liabilities, actions or procedures under Environmental Laws;

(j) any Contract granting to any person a first-refusal, first- offer or similar preferential right to purchase or acquire any material Asset other than inventory having an aggregate value of less than $50,000;

(k) any license or royalty Contract or other Contract with respect to Intellectual Property, other than licenses granted or received in the ordinary course of business, which pursuant to the terms thereof requires future payments to or by any Acquired Company;

(l) any indenture, mortgage, loan or credit Contract under which it has borrowed any money or issued any note, bond, indenture or other evidence of indebtedness for borrowed money, guaranteed indebtedness for money borrowed by others which has not been repaid on or prior to the date hereof, granted or agreed to grant any Security Interest other than a Permitted Security Interest on any of its assets which has not been paid or otherwise discharged on or prior to the date hereof or incurred, primarily or secondarily, actually or contingently, any liability or obligation in respect of any item that would constitute indebtedness of the relevant person on a balance sheet of such person prepared in accordance with GAAP;

(m) any Contract with any manufacturer's representative or other sales agent or relating to distribution or commission arrangements which is not terminable without cost on 90 calendar days' or less notice;

(n) any Contract under which it is (i) a lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third party or (ii) a lessor of, or makes available for use by any third party, any tangible personal property owned by it, in any such case which requires aggregate annual payments in excess of $50,000;

(o) any other Contract which involves aggregate future payment by or to it in excess of $50,000 other than a purchase or sales order or other Contract entered into in the ordinary course of the conduct of the Business;

(p) any Contract with respect to a joint venture or partnership arrangement;

(q) any Contract granting a power of attorney, agency or proxy other than such of the foregoing granted pursuant to standard forms executed by any Acquired Company in the ordinary course of the conduct of the Business;

(r) any Contract with respect to letters of credit, surety or other bonds or pursuant to which any of its assets or properties are or are to be subjected to a Security Interest other than a Permitted Security Interest;

(s) any confidentiality Contract or Contract limiting or restricting the ability of any of the Acquired Companies to enter into or engage in any market or line of business in or related to the Business;

(t) any retroactive or retrospective premium adjustment or similar Contract pursuant to which it could (whether or not subject to contingencies) be required to make payments with respect to or as a result of losses, costs or expenses paid or incurred by another Person providing insurance coverage;

(u) any Contract to which (i) such Acquired Company and (ii) Perstorp or any Affiliate of Perstorp are parties.

(v) any Contract regarding the filing of Tax returns or relating in whole or in part to the sharing of Tax benefits or liabilities (including Tax indemnities);

(w) any Contract under which any of the Acquired Companies is a lessee of real property or a lessor of real property; or

(x) any other Contract that (i) is reasonably likely to result in a Material Adverse Effect or (ii) is outside the ordinary course of business of the Acquired Companies, consistent with past practice, and is otherwise material to the conduct of the Business, the operation or use of the Assets by the Business or the financial position or results of operations of the Acquired Companies, taken as a whole.

6.2 Perstorp France is not a party to or bound by any Contract granting to any person a first refusal, first offer or similar preferential right to purchase or acquire any French Branch Assets.

7.

(a) Except as set forth in Appendix 6 to the Disclosure Letter, each Contract listed or described or required to be listed or described in Appendix 6 to the Disclosure Letter is a valid and binding obligation of the Acquired Company party thereto, is in full force and effect and, insofar as Perstorp or any of the Acquired Companies is aware, is a valid and binding obligation of the party or parties thereto other than the Acquired Company party thereto. Perstorp has made available to the Purchaser copies of each Contract listed in Appendix 6 to the Disclosure Letter, and no Contract so listed or required to be listed has been terminated, amended or otherwise varied since such copies were so made available.

(b) No Acquired Company has received notification of any claim for breach of contract in respect of any Contract listed or required to be listed in Appendix 6 to the Disclosure Letter, each Acquired Company has performed all material obligations required to be performed by it through the date hereof under each Contract to which it is a party and is not (with or without the lapse of time or the giving of notice or both) in breach or default in any material respect thereunder, and insofar as Perstorp is aware no event has occurred resulting in a right of acceleration, termination or similar right, and no litigation or similar proceedings have been instituted, in relation to any such Contract.

Debts

8. Except for borrowings or loans to third parties disclosed in the Last Accounts and apart from any intra-company borrowings to be terminated pursuant to the Agreement, the Acquired Companies have no outstanding loans to third parties which have arisen otherwise than in the normal course of its business or liabilities for borrowed money. No Acquired Company has any (i) liability or obligation of any nature or kind (absolute, accrued, contingent or otherwise) that may have a Material Adverse Effect on the use or operation of the Business after Completion or (ii) any indebtedness for borrowed money or any Retained Liability of any kind that is not shown or that are in excess of amounts shown in the balance sheet included in the Last Accounts.

Good Standing

9. Each of the Acquired Companies (i) is duly organized, validly existing and, to the extent such concept exists, in good standing under the laws of the jurisdiction specified in relation to it in Appendix 9 to the Disclosure Letter, and (ii) has full corporate power and authority to own, lease or otherwise hold the Assets relating to the Business owned, leased or otherwise held by it and to carry on its respective business as it is now being or proposed to be conducted. Each Acquired Company is duly qualified to conduct business as a foreign corporation, to the extent such concept exists, in the jurisdictions listed with respect to them in Appendix 9 to the Disclosure Letter, which are the only jurisdictions in which its ownership or lease of property or conduct of the Business makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not, individually and when considered with any other such failure, constitute a Material Adverse Effect. Perstorp has provided to the Purchaser complete and correct copies of the certificate of incorporation or by-laws (or similar constituent instruments) of JV Holdings and each Acquired Company as in effect immediately prior to Completion.

Directors and Employees

10.

(a) Perstorp has made available to the Purchaser a list of all the Employees whose annual salary exceeds $100,000 or who have a fixed term of service of one year or longer than one year, together with details of their remuneration, and a copy of each Acquired Company's employee handbook and standard form letter of employment, if any, and conditions of employment. Such documents have not been terminated or varied since such copies were made available. Perstorp has also made available a list and details of the remuneration of the members of the board of directors and officers of each Acquired Company.

(b) Appendix 10 to the Disclosure Letter sets forth a list of all country club memberships, cars and other perquisites made available to Employees.

(c) The Acquired Companies and Perstorp France, in relation to each of their respective Employees and so far as relevant to each of their Former Employees, have complied in all material respects with their Contracts of employment, any relevant collective bargaining Contracts or codes of conduct, all relevant Laws relating to their conditions of service or to the relations between them (or their recognized trade union or other representatives) and their respective employees.

(d) Except as set forth in Appendix 10 to the Disclosure Letter, the terms of employment of all Employees are such that their employment may be terminated by not more than four weeks' notice (or such longer periods as may be required by law) given at any time without liability for any payment including by way of compensation or damages (except for unfair dismissal or a statutory redundancy payment).

(e) Neither the Acquired Companies nor Perstorp France in relation to the Business have made, announced or proposed any changes to the emoluments or benefits of or any bonus to any Employee and are under no obligation to make any such changes with or without retrospective operation.

(f) The Acquired Companies have not within the three-year period preceding the date hereof acquired or entered into any Contract which involved or may involve it acquiring any undertaking or part of one such that the Transfer of Undertakings (Protection of Employment) Regulations 1981 (the "Regulations") applied or may apply thereto.

(g) The Acquired Companies, and in relation to the Business, Perstorp France have maintained adequate and suitable records regarding the service of their Employees.

(h) There are no amounts owing or agreed to be loaned or advanced by any Acquired Company or, in relation to the Business, Perstorp France to any Employee.

(i) As of September 30, 1996, no Employee had given or received notice to terminate his or her employment.

(j) As of September 30, 1996, there were no Employees who were on secondment, maternity leave or absent on grounds of disability or other leave of absence.

(k) The salaries and wages and other benefits of all Employees have been paid or discharged in full in respect of the period up to Completion.

(l) There are no unfair labor practice complaints, discrimination charges or other employment related claims (other than routine claims for benefits under employee benefit plans) pending before any Governmental Authority or, to the knowledge of Perstorp, Perstorp GmbH, the Acquired Companies or Perstorp France threatened against any of the Acquired Companies or Perstorp France (with respect to the Employees of the French Branch) which, alone or with any series of related or similar matters, seeks damages in any amount in excess of $50,000, and there are no existing, so far as Perstorp is aware, and have been no past, patterns or practices of discrimination upon which any such complaints, charges or claims could be successfully asserted.

Employee Benefits

11. 11.1 The Pension Schemes are the only arrangements, whether established under trust or by Contract or applicable Laws or Acquired Company or Perstorp France policy, custom or practice, under which any Acquired Company or Perstorp France is or may become liable to pay, contribute to or provide retirement, severance, deferred compensation, death, disability, life insurance, medical benefits, or benefits in respect of past service in respect of any of its past or present officers, Employees or Former Employees and no Acquired Company or

Perstorp France has participated in any such arrangements at any time other than the Pension Schemes or arrangement which have been fully wound up. There is no proposal to establish any other arrangements to provide such benefits in respect of such individuals. No contributions to, or other payments in respect of, any Pension Scheme or Perstorp France or the French Branch in relation to any Employee or Former Employee of any Acquired Company or the French Branch has become due and remains outstanding. No Employee or Former Employee has any right to any payment or other benefit, whether under any Law, Contract or Pension Scheme, or by reason of the Completion or any other transaction contemplated by the Agreement.

11.2 Appendix 11 to the Disclosure Letter accurately lists all Pension Schemes applicable to Employees or Former Employees.

11.3 Neither any Acquired Company nor Perstorp France has made or proposed any voluntary or ex gratia payments to any person in respect of any benefit (as described in Paragraph 11.1 above).

11.4 No undertaking or assurance (whether legally binding or not) has been given by any Acquired Company or Perstorp France to any person as to the continuance, introduction, increase or improvement of any such benefit or arrangement as is referred to in Paragraph 11.1 (including, for the avoidance of doubt, the Pension Schemes).

11.5 Each Acquired Company and Perstorp France has fulfilled in all material respects all of its obligations under the Pension Schemes.

11.6 All death benefits which may be payable under the Pension Schemes (other than a refund of members' contributions with interest where appropriate) are fully insured with an insurance company of good repute. All policies and contracts under which such benefits are insured are enforceable and there is no ground on which the insurance company concerned might avoid liability under any such policy or contract.

11.7 Neither any Acquired Company nor Perstorp France has any contractual liability to make any contributions to any personal pension scheme or arrangement or any retirement annuity contract of any Employee or officer or to make any payment or remuneration specifically referable to contributions payable by any Employee or officer of any Acquired Company under such scheme or contact.

Properties

12. Appendix 12 to the Disclosure Letter accurately sets forth, or provides accurate references to, (a) legal descriptions of each of the real properties owned by each Acquired Company and to the real estate subject to leases held by any Acquired Company and (b) legal descriptions of all real estate used, held, owned or leased by any of the Acquired Companies that is used or held for use in the Business. The Acquired Companies have good and marketable title to the Assets constituting real property, free and clear of all Security Interests other than (a) Permitted Security Interests, (b) easements, covenants, rights-of-way and other encumbrances or restrictions of record or referred to in an applicable lease, (c) restrictions arising as a matter of Law, and (d) unrecorded easements, covenants, rights-of-way or other encumbrances or restrictions which (in the case of (b), (c) or (d)) do not materially impair the continued use of the property subject thereto in the Business as presently conducted or materially impair the value of the property subject thereto if used for purposes similar to those for which it is presently used. The structures located on the Assets constituting owned real property or on any other real property described in Appendix 12 to the Disclosure Letter and the machinery and equipment situated therein are in all material respects having regard to their age and usage in good condition, normal wear and tear excepted, are regularly maintained in good order, are capable of being used for their intended purpose for the duration of their expected life and comply with all safety requirements imposed under applicable Law in all material respects and otherwise have been maintained in all material respects in accordance with the Acquired Companies' policies related thereto. The French Branch Assets do not include any real property.

Recitals

13. The Recitals to this Agreement are true and accurate.

Taxation

14.

14.1 In Paragraphs 14.2 to 14.13:

(a) the terms "Event", "Tax", "Tax Return" and "Tax Authority" will have the same meanings as they have for the purposes of the Tax Covenant,

(b) the term "Acquired Company" will include JV Holdings, and

(c) notwithstanding anything to the contrary contained herein, the statements will be treated as unqualified except as provided in the Disclosure Letter as to Taxes (the parties acknowledging that any reference to any matter that does not refer to the specific Tax effect or aspect thereof will not limit any Warranty in Paragraph 14.1 to 14.13 inclusive hereof).

14.2 Each Acquired Company has duly and fully paid in a timely manner all Taxes that have become due on or prior to Completion, made or filed all Tax Returns that are required to be filed on or before Completion, and given all notices and supplied all other material information required by law to be supplied to all relevant Tax Authorities prior to Completion. All such information, Tax Returns and notices were and remain accurate and complete in all material respects. All Taxes relating to the Acquired Companies, the Business, the Assets or the French Branch Assets not due on or before Completion but properly accruable on or before Completion or allocable to a period ending on or before Completion or to a portion of a period beginning before and ending after Completion have been properly reserved for in the aggregate on the books of the Acquired Companies.

14.3 No Acquired Company is involved in any current audit or dispute with any Tax Authority. No Acquired Company has executed or filed with any Tax Authority any agreement extending the period for filing any Tax Return which is currently in force. No Acquired Company is a party to any pending action, proceeding or investigation by any Tax Authority or other Governmental Authority for the assessment or collection of Taxes nor does any Acquired Company know of any reason for any such action, proceeding or investigation. No notice of any claim has ever been made by a Tax Authority or Governmental Authority in a jurisdiction where any Acquired Company does not currently file Tax Returns that such Acquired Company is or may currently be subject to taxation by that jurisdiction, nor is any Acquired Company aware that any such assertion of jurisdiction is threatened. No waivers of statutes of limitation in respect of any Tax Returns have been given or requested by any Acquired Company nor has any Acquired Company agreed to any extension of time with respect to a Tax assessment or deficiency which is currently outstanding. To the best knowledge of Perstorp, the Perstorp Vendor Group and the Acquired Companies, no security interests have been imposed upon or asserted against any assets of any Acquired Company or the French Branch Assets as a result of or in connection with any failure or alleged failure, to pay any Tax. No Acquired Company has entered into any agreement, oral or written, which is or will at Completion remain in force providing for the payment of Tax Liabilities or entitlement to refunds and related matters with any other party.

14.4 No transaction in respect of which any consent or clearance was required or sought from any Tax Authority has been entered into or carried out by any Acquired Company without such consent or clearance having first been properly obtained.


14.5 No Tax Authority has made or agreed to make any special arrangement (being an arrangement which is not based on relevant legislation or any published practice) in relation to any Acquired Company's affairs which is currently in force.

14.6 No claim has been made for the depreciation of any asset of any Acquired Company for Tax purposes in circumstances in which the claim is likely to be disallowed. No Acquired Company has since the Last Accounts Date been involved in any transaction which has given or may give rise to a Tax Liability other than Tax Liabilities in respect of normal trading income or receipts arising from transactions entered into in the ordinary course of business. No Acquired Company is or may be liable to pay Tax in respect of any hidden distributions of profit in any jurisdiction.

14.7 All documents in the enforcement of which any Acquired Company is interested have been duly stamped and all related duties, interest and penalties have been duly paid.

14.8 No event, transaction, act or omission has occurred (including without limitation the execution or implementation of this Agreement) which has resulted or could result in any Acquired Company becoming liable to pay or to bear any Tax which is primarily or directly chargeable against or attributable to any person other than any Acquired Company. No Acquired Company is party to or bound by nor to the best knowledge of Perstorp, Perstorp GmbH, Perstorp France and the Acquired Companies, will any Acquired Company become a party to or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement in respect of which claims would not be time barred.

14.9 All transactions entered into by any Acquired Company have been entered into on an arm's-length basis and the consideration (if any) charged or received or paid by any Acquired Company on all transactions entered into by it has been equal to the consideration which might have been expected to be charged, received or paid (as appropriate) between independent persons dealing at arm's-length. No Acquired Company has disposed of or acquired any assets in circumstances such that the consideration deemed to be given on such disposal or acquisition for purposes of computing the Tax Liability of the Acquired Company with respect to such disposition or acquisition, might be adjusted by any Tax Authority. The book value of any asset of any Acquired Company as shown in or adopted for the purposes of the Accounts is such that if an asset were disposed of at Completion at its book value (or if acquired after the Accounts Date at cost) no Tax Liability would be incurred nor would any Tax previously deferred be taken into account, except to the extent such Tax Liability is attributable to accelerated depreciation for Tax purposes in accordance with applicable Laws.

14.10 No Acquired Company has entered into or been a party to nor otherwise been involved in any plan or arrangement designed wholly or mainly for the purpose of avoiding or deferring Tax.

14.11 To the best knowledge of the Perstorp Vendor Group and the Acquired Companies, no Acquired Company is an agent of another company for the purposes of assessing the latter to Tax in the country of residence of the first Acquired Company.

14.12 Each Acquired Company:

(a) is registered for the purposes of value added tax legislation (or the equivalent Tax legislation in each jurisdiction in which it carries on business) ("VAT Legislation"); and

(b) is neither an agent nor a fiscal representative of any other Person (other than an Acquired Company) for the purposes of the VAT Legislation.

Separate Provisions

Paragraph 14.13 will apply to the separate transactions to Transfer the Shares and the French Branch Assets at Completion in accordance with the Agreement. In the event of any conflict or inconsistency between such paragraph and either the balance of Paragraph 14 or the Agreement, the provisions of Paragraph 14.13 will be the governing provisions.

14.13 Components Belgium:

(a) Components Belgium has satisfied, and continues to satisfy, all requirements of any kind applicable to the eligibility for, the retention of, and the amount of, all subsidies and/or grants of which it is a beneficiary as a result of any investment and/or employment program or otherwise. The eligibility for, the retention of, and the amounts of, such subsidies and/or grants will not be adversely affected by any of the transactions contemplated by the Agreement.

Litigation and Regulatory Matters

15.

(a) No Acquired Company is engaged in nor, so far as any of the Perstorp Vendor Group is aware, has any Acquired Company been threatened with, any litigation, arbitration, claims or administrative or other proceedings, which (i) alone or with any series of related or similar matters, seeks damages in an amount in excess of $50,000 or (ii) seeks to make any Acquired Company subject to any order, writ, injunction or decree of any Governmental Authority or other restriction on the conduct of its business. No Acquired Company is subject to any order, writ, injunction or decree or any unsatisfied award or judgment.

(b) The Acquired Companies and Perstorp France (in respect of the French Branch) conduct and have conducted their Business and corporate affairs in accordance with all applicable Laws in all material respects.

(c) The Acquired Companies and Perstorp France (in respect of the French Branch) have obtained all Permits which are required for and are material to the carrying on of their Business in the places and the manner in which such Business is now carried on.

Insurance

16. Appendix 16 to the Disclosure Letter lists all material insurance policies providing coverage for the Acquired Companies or the Business or the businesses previously carried on by the Acquired Companies or Perstorp France (in respect of the French Branch) (the "Insurances"). Perstorp is not aware of any material outstanding claims under, or in respect of the validity of the Insurances and the Insurances are in full force and effect in accordance with their terms and conditions and all premiums thereunder have been paid when due. Except as set forth in Appendix 16, no claim is currently reserved or, to the knowledge of Perstorp or any of the Acquired Companies, should be reserved under the Insurances involving an amount in excess of $50,000.

Ability to Enter Agreement

17. Each of Perstorp, Perstorp GmbH, Perstorp France and JV Holdings has necessary power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have, where required, been duly and validly authorized and no other proceedings or action on the part of Perstorp, Perstorp GmbH, Perstorp France or JV Holdings is necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by Perstorp, Perstorp GmbH, Perstorp France and JV Holdings and constitutes a valid and binding agreement of Perstorp, Perstorp GmbH, Perstorp France and JV Holdings, enforceable against them in accordance with its terms. Perstorp has taken, or caused to be taken, each of Perstorp's Pre-Completion Actions.

18. The execution and delivery of this Agreement by any of the Perstorp Vendor Group and JV Holdings does not, and the performance by each of Perstorp, Perstorp GmbH, Perstorp France and JV Holdings of the transactions contemplated hereby and thereby to be performed by each of them will not, in any material respect, conflict with, or result in any material violation of, or constitute a material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or the loss of a material benefit under, any provision of the certificate of incorporation or by-laws (or similar constituent instruments) of any of the Perstorp Vendor Group or JV Holdings, any Contract listed or described or required to be listed or described on Appendix 6 to the Disclosure Letter (except to the extent disclosed on Appendix 6 to the Disclosure Letter), or any Law or Permit necessary for the continued conduct of the Business after Completion in all material respects in the same manner as it is being conducted as of the date of this Agreement or as of the Completion or results or will result in the imposition of a Security Interest with respect to any of the Shares, the Acquired Companies Shares or the Assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by or with respect to any of the Perstorp Vendor Group or JV Holdings under any Law in connection with the execution and delivery of this Agreement by any of the Perstorp Vendor Group and JV Holdings or the performance by any of the Perstorp Vendor Group and JV Holdings of the transactions contemplated hereby to be performed by it, except
(i) for such of the foregoing as are listed or described on Schedule 6.1.18, and
(ii) for such Permits, which if not obtained or made (A) will not impair the ability of JV Holdings or any Acquired Company to continue to operate its respective business as operated immediately prior to Completion and (B) will not subject JV Holdings or any Acquired Company to any criminal prosecution or penalty.

Environmental Matters

19. (a) The Acquired Companies are in all material respects in full compliance with all Environmental Laws which are or previously have been applicable to any Acquired Company the ownership, use, operation, maintenance or management of the Properties or properties previously owned, operated or leased by the Acquired Companies or their predecessors, or the Business and all Permits that are required to be issued by a Governmental Authority under any Environmental Laws in respect of any Acquired Company, the Properties or the Business are, subject to the conditions and limitations contained therein, being complied with in all material respects, are valid and are in full force and effect, and Perstorp is not aware of circumstances which are reasonably likely to result in a breach of Environmental Laws or so far as Perstorp is aware, future Environmental Laws now under consideration that would affect any Acquired Company directly.

     (b) Perstorp France is in all material respects in full compliance with all Environmental Laws which are or previously have been applicable to the ownership, use, operation, maintenance or management of the French Branch and all Permits that are required to be issued by a Governmental Authority under any Environmental Laws in respect of the French Branch are, subject to the conditions and limitations contained therein, being complied with in all material respects, are valid and are in full force and effect, and Perstorp France is not aware of circumstances which are reasonably likely to result in a breach of Environmental Laws or future Environmental Laws now under consideration with respect to the French Branch.

20. Neither the Properties, the French Branch, the Acquired Companies nor properties previously owned, operated or leased by the Acquired Companies, the French Branch or their predecessors are involved in any civil, criminal or other proceedings or governmental or other quasi-governmental claim or investigation pursuant to any Environmental Laws and Perstorp has no knowledge of the intended commencement of any such proceedings, claims or investigation or facts (including without limitation those concerning adjacent properties) that could support any such proceedings, claims or investigations.

20.1 None of the Acquired Companies and Perstorp France with respect to the French Branch have and, to the knowledge of Perstorp, no other Person has caused a Release or threatened Release of any Hazardous Material at, in, on, under, about or from the Properties, the French Branch or properties previously owned, operated or leased by an Acquired Company or any predecessor. There are no underground storage tanks or asbestos which, in either case, is reasonably likely to be dangerous to human life or is in breach of any Environmental Law at the Properties or the French Branch and, to the knowledge of Perstorp, at properties previously owned, operated or leased by the Acquired Companies or any predecessors.

Intellectual Property

21.1 Appendix 21 to the Disclosure Letter lists and sets forth a summary description of all Perstorp marks, all Registered Rights and all licenses of any intellectual property of third parties owned, held or used by any Acquired Company or Perstorp France. All Registered Rights owned or used by any Acquired Company or the French Branch in, or in connection with, its business are subsisting and not subject to any notice of opposition or application for cancellation or amendment and are owned by an Acquired Company or licensed from a third party that is not a member of the Vendor Group. All steps have been taken to maintain the Registered Rights used in the conduct of the Business, including paying any renewal or other fees where appropriate. None of the Acquired Companies have transferred any Registered Rights, by assignment or license, which are relevant to the Business, to any member of the Vendor Group or any third party within the last two years and no member of the Vendor Group owns or has any other rights to any Intellectual Property that is necessary for the manufacturer or sale of any Designated Product that is not assigned or licensed pursuant to the Intellectual Property Agreement or the Computer Software Agreement without infringement on the intellectual property rights of others.

21.2 No Intellectual Property (including without limitation any computer software) is required for carrying on the business of any Acquired Company or the French Branch in the places and manner in which such business is carried on at the date hereof, other than Intellectual Property beneficially owned by one or more Acquired Companies or members of the Vendor Group or Perstorp France or any Intellectual Property owned by any third party which is the subject of licenses to an Acquired Company or Perstorp France. The Intellectual Property and Registered Rights which are owned or used by any Acquired Company or Perstorp France in, or in connection with, the Business are not subject to any Security Interest other than a Permitted Security Interest. All Intellectual Property which is relevant to the manufacture or sale of Designated Products by any Acquired Company is owned by an Acquired Company, is licensed from a third party that is not a member of the Perstorp Vendor Group or is subject to the Intellectual Property Agreement.

21.3 So far as Perstorp is aware:

(a) no Intellectual Property which is material to any Acquired Company or the French Branch is the subject of any claim or opposition from any person as to title, validity, enforceability or otherwise; and

(b) the operations of the Business, including without limitation the activities, processes and methods employed or used (including without limitation any Intellectual Property described in Section 21.2), and the products and services manufactured and supplied, by the Acquired Companies, do not conflict with or infringe upon any Intellectual Property of any third party.

21.4 All software necessary to enable each Acquired Company to continue to use the computerized records and tools used in the business of that Acquired Company for programs awarded to such Acquired Company is either listed on the Schedule to the Computer Software Agreement or is licensed to such Acquired Company on substantially the same terms and conditions on which such software has been used during the two-year period prior to the date of this Agreement and so far as Perstorp is aware the transactions contemplated by this Agreement will not result in the termination of, or any change in the terms and conditions of, any such software license.

21.5 In the 12 months prior to the date hereof, the Acquired Companies have not suffered and, so far as Perstorp is aware, no other Person has suffered any failures or bugs in or breakdowns of any computer hardware or software used in connection with the Business which has caused any substantial disruption or interruption in or to its use, and Perstorp does not know nor is it aware of any fact or matter which may so disrupt or interrupt or affect the use of such equipment following the acquisition by the Purchaser of the Business pursuant to this Agreement on the same basis as it is presently used.

21.6 The Computer Software Agreement will not violate the terms of any license or other Contract to which any member of the Perstorp Vendor Group is a party.

Product Liability

22. Since September 1, 1993, no claim has been asserted against an Acquired Company or any predecessor of any of them for death, personal injury, other injury to persons or property damage relating to, resulting from or arising out of, directly or indirectly, use or exposure to any products (or any part or component thereof) manufactured, sold or used or serviced by an Acquired Company or any predecessor of any of them. Appendix 22 to the Disclosure Letter lists all Designated Products.

23. With respect to each of the Designated Products, there is no and has not been any (i) material defect in any manufacturing process used in connection with the manufacture thereof, (ii) failure by any of the Acquired Companies to comply in any material respect with any applicable Law relating to product specifications, including without limitation flammability specifications, which defect or failure described in the foregoing clauses (i) and (ii) has not been rectified or cured, as the case may be, and no such defect or failure to comply resulted in any legal or contractual requirement to notify any customer thereof or to recall any products sold, (iii) product specifications or quality standards provided to or requested or required by any customer of the Business that has not been complied with, except for any such noncompliance with customer specifications or standards which is not reasonably likely to result in a material amount of product returns, or (iv) material breach by any of the Acquired Companies or any member of the Perstorp Vendor Group or any predecessor of express or implied warranties of merchantability or fitness for any purpose or use or any other express warranties of the Acquired Companies or the Perstorp Vendor Group in respect of which a third party would be entitled to make a claim against any Acquired Company or any member of the Perstorp Vendor Group.

Customers and Suppliers

24. To the knowledge of Perstorp, the Acquired Companies and the French Branch are able to continue to supply Designated Products to customers which to a degree reasonably satisfactory to such customers meet all product specifications and quality standards applicable to any current program in which any Acquired Company or the French Branch participates or to any Contract without any additional capital expenditure. Except as set forth in the capital expenditure plan attached as Appendix 24 to the Disclosure Letter, to the knowledge of the Perstorp Vendor Group and the Acquired Companies, no capital expenditures or software expenditures aggregating in excess of $50,000 are required for the Acquired Companies to continue to conduct the Business as presently conducted and forecast (in Perstorp's current business plan for the Acquired Companies attached at Appendix 24 to the Disclosure Letter) to be conducted during the periods covered by such attached capital expenditure plan.

25. Except as described on Appendix 25 to the Disclosure Letter, since September 1, 1993 (a) there has not been any adverse change in the business relationship of any of the Acquired

Companies or the French Branch with any of the 5 largest customers of the Business or suppliers of the Business and (b) there has not been any loss or, to the knowledge of Perstorp, threatened loss of any model or program or Contract set forth on Appendix 25. Notwithstanding any other provision of this Agreement, the Disclosure Letter or any other document, no disclosure whatsoever by Perstorp shall be deemed to qualify this paragraph unless such disclosure is specifically set forth in Appendix 25.

Labor Relations

26. Neither any Acquired Company nor Perstorp France (with respect to the French Branch) is a party to or subject to any collective bargaining Contract. Except as set forth on Appendix 26 to the Disclosure Letter, there are, and since September 1, 1993 have been, no organized labor walkouts, strikes or work stoppages or slowdowns pending or, to the knowledge of Perstorp or the Acquired Companies, threatened, against or affecting the Business, and, to the knowledge of Perstorp, no event has occurred which could reasonably be expected to give rise to any such dispute. No union organizational campaign or effort to collectively bargain is currently, or has been, pending with respect to the Employees or Former Employees of the Business.

Brokers

27. Neither Perstorp nor any of its Affiliates has made any Contract or taken any action as a result of which Purchaser or an Acquired Company would become obligated to pay any Person a fee or commission as a result of this Agreement or the transactions contemplated hereby or thereby.

Intercompany Matters

28. Appendix 28 to the Disclosure Letter sets forth (a) a list of the material support services provided to the Acquired Companies and the French Branch since September 1, 1994 by Perstorp or any Affiliate of Perstorp (other than an Acquired Company) ("Support Services"), (b) the amount charged for each of the Support Services so provided for the fiscal year ended August 31, 1995 and the eight-month period ended on the Last Accounts Date, which charges were expended in the related Accounts, and (c) all executory Contracts between or among, as the case may be, any Acquired Company, on the one hand, and any member of the Vendor Group or any Affiliate thereof, on the other hand and the terms under which products or inventory have been sold or furnished to any Acquired Company by any member of the Perstorp Vendor Group other than an Acquired Company since September 1, 1994. Appendix 28 (excluding the attachments thereto) describes all changes in the terms under which such products or inventory have been so sold or furnished (where such changes are adverse in any manner to the relevant Acquired Company) that have occurred during the period from September 1, 1994 to Completion.

Bank Accounts

29. Appendix 29 to the Disclosure Letter lists and describes all bank and similar accounts maintained by or on behalf of any Acquired Company and the French Branch and the authorized signatories in respect thereof.

30. Appendix 30 of the Disclosure Letter lists and describes all outstanding powers of attorney granted by or on behalf of any Acquired Company and the French Branch to any Person.

Solvency

31. No member of the Perstorp Vendor Group nor any of the Acquired Companies has commenced any case, proceeding or other action under any Law relating to bankruptcy, insolvency, reorganization or relief of debtors and no proceedings have been commenced against any member of the Perstorp Vendor Group or any of the Acquired Companies which seeks to adjudicate any of them as bankrupt or insolvent or which seeks the appointment of any receiver, liquidator or similar officer for any of them.

Competition and Trade Regulation

32. Without limiting the generality or effect of any other Warranty or provisions of the Agreement, so far as Perstorp is aware, neither any member of the Perstorp Vendor Group (as related to the Business) nor any Acquired Company is party to any material agreement or arrangement which: (a) infringes Article 85 or 86 of the Treaty establishing the European Economic Community or any other anti-trust or similar Law in any jurisdiction in which any member of the Perstorp Vendor Group or any Acquired Company has assets or conducts business or
(b) is registrable, unenforceable or void or renders any member of the Perstorp Vendor Group or any Acquired Company liable to civil, criminal or administrative proceedings by virtue of any anti-trust or similar Law in any jurisdiction in which any member of the Perstorp Vendor Group or any Acquired Company has assets or conducts business.

33. None of the Acquired Companies is subject to any outstanding order or decree of any Governmental Authority under any anti- dumping or other trade regulation Law.

JV Holdings

34. JV Holdings has no predecessors or subsidiaries and is not party to or bound by any Contracts of any type or nature.

35. Other than cash or cash equivalents, JV Holdings has no assets of any nature or kind indebtedness or any other liability or obligation of any nature or kind (absolute, accrued, contingent or otherwise).

36. JV Holdings is not presently engaged in, nor in the past has it, engaged in any trade or business.

37. JV Holdings does not presently have, nor in the past has it had, any employees. JV Holdings does not participate in nor is bound by or subject to any arrangement, whether established by Contract, or applicable Law, custom or practice, under which JV Holdings is or may become liable to pay, contribute to or provide retirement, severance, deferred compensation, death, disability, life assurance, medical benefits or benefits in respect of any past services in respect of any person.

38. JV Holdings does not presently hold, own or lease, nor in the past has it held, owned or leased, any real property.

39. None of the Warranties set forth in Sections 2, 3, 5, 6, 7, 8, 9, 10, 11, 12, 13, 15, 16, 19, 20, 20.1, 21.1, 21.2, 21.3, 21.4, 21.5, 22, 23, 24, 25, 26,
27, 28, 29, 30, 31, 32 and 33 if made as to JV Holdings by the Perstorp Vendor Group would be false or incorrect as applicable to JV Holdings if it were an Acquired Company.

Perstorp France

40. Warranties relating to Perstorp France in this Schedule 6.1 are given only in relation to matters concerning the French Branch.

                           EXHIBITS AND SCHEDULES

Exhibit A           Form of Computer Software Agreement
Exhibit B           (Intentionally omitted)
Exhibit C           First and Second EASPP Notes
Exhibit D           Form of French Branch Asset Agreement
Exhibit E           Form of Individual Shareholder Agreement
Exhibit F           Form of Intellectual Property Agreement
Exhibit G           Projections
Exhibit H           Description of Pre-Completion Actions
Exhibit I           Form of Third EASPP Note
Exhibit J           Form of French Branch Services Agreement
Exhibit K           Termination Agreement
Schedule 1.1        List of Acquired Companies
Schedule 1.2        List of relevant Perstorp Executives
Schedule 2.1        Allocation of Acquired Companies Purchase Price and
                    French Branch Purchase Price; Net Asset Value; Change in
                    Net Assets; Completion Actions; Settlement of Intercompany
                    Balances; Estimate of Retained Liabilities
Schedule 2.1(h)     List of Individual Shareholders
Schedule 2.2        List of Purchasers
Schedule 3.3        List of Closing Documents; Form of Resignation Letters;
                    Form of Legal Opinions
Schedule 3.5(c)     Completion Date Balance Methodology
Schedule 6.1        Warranties
Schedule 6.1.1      Auditors Reports
Schedule 6.1.18     Consents, Approvals, and Permits
Schedule 7.1(c)     Certain Indemnities
Schedule 9.1        Tax Covenant
Schedule 9.2        Insurances

     The Registrant hereby undertakes to furnish supplementally a copy of any schedule omitted herefrom as permitted by Item 601(b)(2) of Regulation S-K to the Commission upon request.